Filed Pursuant to Rule 424(b)(2)

Registration No. 333-249370

PROSPECTUS SUPPLEMENT
(To prospectus dated October 7, 2020)

Ordinary Participation Certificates
in the form of American Depositary Shares

We are offering 134,000,000 Series A shares of common stock of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. (Volaris Aviation Holding Company) in an international offering of our Ordinary Participation Certificates (Certificados de Participación Ordinarios), or CPOs, in the form of American Depositary Shares, or ADSs, in the United States and other countries outside of Mexico. The CPOs have been issued by Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, or the CPO trustee. Each ADS represents ten CPOs and each CPO represents a financial interest in one Series A share. The CPOs do not grant voting rights and consequently the ADSs do not grant voting rights.

The ADSs are listed on the New York Stock Exchange under the symbol “VLRS” and the Series A shares are listed on the Bolsa Mexicana de Valores, S.A.B. de C.V., or the Mexican Stock Exchange, under the symbol “VOLAR.” On December 4, 2020, the last reported closing price of the ADSs on the New York Stock Exchange was US$11.30 per ADS and the last reported closing price of the shares on the Bolsa Mexicana de Valores, S.A.B. de C.V., or the Mexican Stock Exchange, was Ps. 22.21 per share.

Neither the CPOs or ADSs may be offered or sold publicly or otherwise be the subject of any intermediation activity in Mexico. We will notify the CNBV of the terms and conditions of this offering outside of Mexico. Such notice will be submitted to the CNBV to comply with Mexican applicable law and for statistical and informational purposes only. Delivery to, or receipt by, the CNBV of such notice does not constitute or imply a certification as to the investment quality of the ADSs, the CPOSs, the Series A shares, our solvency, liquidity or credit quality or the accuracy or completeness of the information set forth in this prospectus.

The Series A shares underlying the CPOs are registered in the Mexican National Securities Registry (Registro Nacional de Valores), or RNV, maintained by the Comisión Nacional Bancaria y de Valores, or CNBV. Registration of the Series A shares is not a certification as to the investment quality of the securities, the solvency of the issuer or the accuracy or completeness of the information contained in this prospectus. The CPOs are not required to be and are not registered in the RNV.

Investing in the CPOs in the form of ADSs involves risks. See “Risk Factors” beginning on page S-18 and the “Risk Factors” section of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (our “2019 Annual Report’’) filed on April 28, 2020 with the Securities and Exchange Commission (the “SEC”).

Price U.S.$11.25 per ADS

	Price to public	Underwriting discounts and commissions	Net proceeds to us
	(in U.S. dollars)
Per ADS	$11.25	$0.455625	$10.794375
Total	$150,750,000	$6,105,375	$144,644,625

We have agreed to reimburse the underwriters for certain expenses in connection with the offering. See “Underwriters.”

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 20,100,000 additional CPOs in the form of ADSs at the public offering prices listed above, less underwriting discounts and commissions.

Neither the SEC, the CNBV, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Morgan Stanley & Co. LLC, Evercore Group L.L.C., Santander Investment Securities Inc., Citigroup Global Markets Inc. and BofA Securities, Inc. expect to deliver the CPOs, in the form of ADSs, to purchasers on or about December 11, 2020.

Morgan Stanley	Evercore ISI	Santander	Citigroup

BofA Securities

The date of this prospectus supplement is December 8, 2020.

About This Prospectus Supplement

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement on Form F-3 that we filed with the SEC on October 7, 2020, as amended by the first amendment to the registration statement filed on November 27, 2020, using a “shelf” registration process. Under the shelf registration process, we may sell our CPOs in the form of ADSs and rights to subscribe for CPOs in the form of ADSs that are described in the prospectus from time to time in one or more offerings.

In this prospectus supplement, we use the term:

•	“Volaris” to refer to Controladora Vuela Compañía de Aviación, S.A.B. de C.V.,

•	“Volaris Opco” to refer to Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V.,

•	“Comercializadora” to refer to Comercializadora Volaris, S.A. de C.V.,

•	“Servicios Corporativos” to refer to Servicios Corporativos Volaris, S.A. de C.V.,

•	“Servicios Administrativos” to refer to Servicios Administrativos Volaris, S.A. de C.V.,

•	“Servicios Earhart” to refer to Servicios Earhart, S.A.,

•	“Vuela” to refer to Vuela, S.A.,

•	“Vuela Aviación” to refer to Vuela Aviación, S.A.,

•	“Viajes Vuela” to refer to Viajes Vuela, S.A. de C.V.,

•	“Comercializadora Frecuenta” to refer to Comercializadora V. Frecuenta, S.A. de C.V., and

•	“Vuela El Salvador” to refer to Vuela El Salvador, S.A. de C.V.

Volaris Opco, Comercializadora, Servicios Corporativos, Servicios Administrativos, Vuela, Vuela Aviación, Viajes Vuela, Comercializadora Frecuenta and Vuela El Salvador are wholly-owned subsidiaries of Volaris. The terms “we,” “our” and “us” in this prospectus supplement refer to Volaris, together with its subsidiaries, and to properties and assets that they own or operate, unless otherwise specified. References to “Series A shares” refer to Series A shares of Volaris. We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or in any free writing prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

S-i

Cautionary Statement Concerning Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee or assurance of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	the competitive environment in our industry;

•	ability to keep cost low;

•	changes in our fuel cost, the effectiveness of our fuel cost, hedges and our ability to hedge fuel costs;

•	the impact of worldwide economic conditions, including the impact of the economic recession on customer travel behavior;

•	actual or threatened terrorist attacks, global instability, geopolitical risks and potential U.S. military actions or activities;

•	ability to generate non-ticket revenues;

•	external conditions, including air traffic congestion, weather conditions and outbreak of disease and pandemics (and the effect that pandemics have on air travel and demand);

•	ability to maintain slots in the airports that we operate and service provided by airport operators;

•	ability to operate through new airports that match our operative criteria;

•	air travel substitutes;

•	labor disputes, employee strikes and other labor-related disruptions, including in connection with our negotiations with our union;

•	ability to attract and retain qualified personnel;

•	loss of key personnel;

•	aircraft-related fixed obligations;

•	dependence on cash balances and operating cash flows;

•	our aircraft utilization rate;

•	maintenance costs;

•	our reliance on automated systems and the risks associated with changes made to those systems;

•	use of personal data;

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•	lack of marketing alliances;

•	government regulation and interpretation and supervision of compliance with applicable law;

•	maintaining and renewing our permits and concessions;

•	our ability to execute our growth strategy;

•	operational disruptions;

•	our indebtedness;

•	our liquidity;

•	our reliance on third-party vendors and partners;

•	our reliance on a single fuel provider in Mexico;

•	an aircraft accident or incident;

•	our aircraft and engine suppliers;

•	changes in the Mexican and VFR (passengers who are visiting friends and relatives) markets;

•	insurance costs;

•	environmental regulations;

•	cyber-attacks;

•	our ability to respond to global health crises, such as the outbreak of the coronavirus disease (COVID-19); and

•	other factors described in our news releases and filings with the SEC, including our 2019 Annual Report and our periodic current reports on Form 6-K and in the section entitled “Risk Factors” beginning on page S-18 of this prospectus supplement.

In addition, in this prospectus supplement, the words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date of this prospectus supplement. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-iii

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA AND THE UNITED KINGDOM

This communication is only being distributed to and is only directed at:

(i) persons who are outside the United Kingdom;

(ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or

(iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

PRIIPs Regulation/Prospectus Directive/Prohibition of Sales to EEA Retail Investors – The ADSs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive 2002/92/EC (“IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the ADSs or otherwise making them available to retail investors in the EEA has been prepared, and, therefore, offering or selling the ADSs or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Summary

This section summarizes key information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should carefully review the entire prospectus supplement, including the risk factors, the financial statements and the notes related thereto and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Summaries in this prospectus supplement and the accompanying prospectus of certain documents that are filed as exhibits to the registration statement of which this prospectus supplement is a part are qualified in their entirety by reference to such documents.

Overview

We are an ultra-low-cost carrier, or ULCC, incorporated under the laws of Mexico. We were founded on October 27, 2005 under the name Controladora Vuela Compañía de Aviación, S.A. de C.V. Since we began operations in 2006, we have increased our routes from five to more than 171 and grown our cost-efficient Airbus A320 family aircraft from four to 85, which is scheduled to increase to 86 by the end of the year. We currently operate up to 350 daily flight segments on routes that connect 43 cities in Mexico as well as 25 cities in the United States and Central America. We have substantial market presence in the top five airports in Mexico, based on number of passengers, comprising Cancún, Guadalajara, Mexico City, Monterrey and Tijuana. The main cities we currently serve are home to some of the most populous Mexican communities in the United States based on data from the Pew Hispanic Research Center. Additionally, our operating subsidiary in Costa Rica, Vuela Aviación, has been operating since December 1, 2016. We seek to replicate our ultra-low-cost model in Central America by offering ultra-low base fares and point-to-point service in the region. On January 16, 2018, we signed a codeshare agreement with U.S. ultra-low-cost carrier Frontier, which started operations on August 23, 2018. We expect this agreement, one of the first ever between ULCCs, to open additional ultra-low-fare travel options between Mexico and the United States. In particular, we currently serve 25 destinations in the U.S. and 43 in Mexico, of which 19 coincide with Frontier destinations in both countries. We believe that the codeshare agreement will enhance the potential for connecting itineraries.

We are one of the lowest unit cost operators worldwide, based on cost per available seat mile or CASM. In 2019 and for the nine month period ended on September 30, 2020, our CASM was Ps. 124.30 cents (U.S.$6.45 cents) and Ps. 151.40 cents (U.S.$6.90 cents), respectively, compared to an average non-stage-length adjusted CASM of U.S.$10.93 cents and U.S.$16.10 cents, respectively, for the other Latin American publicly traded airlines. We also have lower costs than our U.S.-based publicly traded target market competitors, including Alaska Air, American, Delta, JetBlue, Southwest Airlines and United, which had an average non-stage-length adjusted CASM of U.S.$13.10 cents and U.S.$17.22 cents in 2019 and for the nine month period ended on September 30, 2020, respectively. With our ULCC business model, we have grown significantly while maintaining a low CASM over the last five years. We have achieved this through our efficient and uniform fleet, high asset utilization, our emphasis on direct sales and distribution and our variable, performance-based compensation structure. We have a relentless focus on ultra-low costs as part of our organizational culture, and we believe that we can further lower our CASM by deploying additional sharklet technology equipped Airbus A320 family aircraft and leveraging our existing infrastructure to drive economies of scale. We believe that further reductions to our CASM will allow us to continue to lower base fares, stimulate market demand and increase non-ticket revenue opportunities.

Our ULCC business model and low CASM, allow us to compete principally through offering ultra-low base fares to stimulate demand. We use our yield management system to set our fares in an effort to achieve appropriate yields and load factors on each route we operate. We use promotional fares to stimulate demand and our base fares are priced to compete with long-distance bus fares in Mexico.

During 2019 and the nine month period ended on September 30, 2020, our average base fare was Ps. 1,053.00 (U.S.$54.65) and Ps. 862.00 (U.S.$39.56), respectively. We regularly offered promotional base fares of down to Ps. 309.00 and U.S.$32.60 during 2019 and Ps. 299.00 and U.S.$49.00 during the nine month period ended September 30, 2020. Since May 2012, we have unbundled certain components of our air travel service as part of a strategy to enable our passengers to select and pay for the products and services they want to use. This unbundling strategy has allowed us to significantly grow our non-ticket and total revenue. We plan to continue to use ultra-low base fares to stimulate additional passenger demand, shift bus passengers to air travel and increase our load factor. In 2019 and the nine month period ended on September 30, 2020, our average load factor was 85.9% and 79.7%, respectively, compared to an average load factor of 83.1% and 58.4%, respectively, for the other Latin American publicly traded airlines and 84% and 59.3%, respectively, for our U.S.-based publicly traded target market competitors. Higher load factors help us generate additional non-ticket and total revenue, which in turn, allow us to further lower base fares and stimulate new demand.

In addition to ultra-low-fares, we also aim to deliver a high-quality flying experience to our passengers. We strive to deliver on-time performance to our customers, with an 87.4% on-time performance rate for the nine month period ended on September 30, 2020. We believe that we have developed strong brand recognition due to our focus on delivering good value and a positive traveling experience to our customers. We believe that our corporate culture of positive “customer relationship management” has also been a key element of our success.

Our primary corporate offices and headquarters are located in Mexico City at Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B, Colonia Zedec Santa Fe, Mexico, Mexico City, 01210. Our telephone number is +52-55-5261-6400. Our website is www.volaris.com. The information and contents on our website are not a part of, and are not incorporated by reference into, this prospectus supplement.

Please read Item 4, “Information on the Company” in our 2019 Annual Report for further information on our Company.

Our Business Model

Our business model is based on that of other ULCCs operating elsewhere in the world, such as Allegiant, Frontier and Spirit in the United States, Ryanair and Wizz in Europe and AirAsia in Asia. We utilize our ULCC business model and efficient operations to offer ultra-low base fares and to stimulate demand while aiming to provide high quality customer service. Our unbundled pricing strategy allows us to provide ultra-low base fares and enables our passengers to select and pay for a range of optional products and services for additional fees. We target visiting friends and relatives (“VFR”), cost-conscious business people and leisure travelers in Mexico and to select destinations in the United States.

Since May 2012, we have unbundled certain components of our air travel service as part of a strategy to enable our passengers to select and pay for the products and services they want to use. This unbundling strategy has allowed us to significantly grow our non-ticket and total revenue. We plan to continue to use ultra-low base fares to stimulate additional passenger demand, shift bus passengers to air travel and increase our load factor. We believe a small percentage shift of bus passengers to air travel would dramatically increase the number of airline passengers. Higher load factors help us generate additional non-ticket and total revenue, which in turn, allow us to further lower base fares and stimulate new demand.

We have a relentless focus on ultra-low-costs as part of our organizational culture. We are the lowest cost airline carrier in Latin America, based on CASM, compared to the other Latin American publicly traded airlines. We are also the lowest cost carrier in our target markets in Mexico and the United States, compared to our target market competitors, according to public information available from such competitors. We are able to keep our costs low due to our efficient and uniform fleet, high asset utilization, our emphasis on direct sales and distribution and our variable, performance-based compensation structure.

We were established and are operated to achieve the following goals: (i) to create a profitable and sustainable business model; (ii) to successfully compete by creating structural advantages over other carriers serving Mexico through our ULCC business model; (iii) to provide affordable air travel with a high quality experience for our customers; and (iv) to create a dynamic, cost conscious and entrepreneurial working culture for our employees. We believe that our strengths are:

Lowest Cost Structure. We believe that for the nine month period ended on September 30, 2020 we had one of the lowest cost structures globally, with CASM of Ps. 151.40 cents (U.S.$6.90 cents). We also have lower costs than our U.S.-based publicly traded target market competitors, including Alaska Air at U.S.$14.30 cents, American at U.S.$19.30 cents, Delta at U.S.$25.30 cents, JetBlue at U.S.$14.69 cents, Southwest Airlines at U.S.$12.15 cents and

United at U.S.$17.55 cents. Moreover, we have the lowest cost relative to other Latin American publicly traded airlines, compared to Avianca at U.S.$23.20 cents, Azul at U.S. $10.90 cents, Copa at U.S.$17.90 cents, Gol at U.S.$8.40 cents, Grupo Aeroméxico at U.S.$19.00 cents and LATAM at U.S.$17.20 cents, according to publicly available financial information. We achieve our low operating costs in large part due to:

•	Efficient and Uniform Fleet. We operate a uniform and efficient fleet of Airbus A320 family aircraft, which is the youngest fleet in Mexico, with an average aircraft age of 5.3 years as of November 30, 2020.

•	High Asset Utilization. Our fleet has a uniform, high density seat configuration and we had one of the highest worldwide average aircraft utilization rates of 12.9 and 11.1 block hours per day in 2019 and the nine month period ended September 30, 2020, respectively.

•	Direct Sales Distribution. We encourage our customers to purchase tickets via our website, call center or airport service desks as these distribution channels are the lowest cost alternatives, which in turn allow us to provide lower fares to our passengers. We sell 81.0% of our tickets through these channels. We do not use global distribution systems, or GDS.

•	Variable, Performance-Based Compensation Structure. We compensate our employees on the basis of their performance, and we reward them for the contribution they make to the success of the company rather than their seniority.

Ancillary Revenue Generation. We have been able to grow our non-ticket revenue by allowing our passengers to choose what additional products and services they purchase and use. Thanks to our “Tú Decides” (“You Decide”) strategy, we have increased average non-ticket revenue per passenger flight segment from approximately Ps. 119.10 (U.S.$6.92) in 2009 to Ps. 532.00 (U.S.$28.20) in 2019 and Ps. 591.00 (U.S.$27.10) in the nine month period ended September 30, 2020 by, among other things:

•	charging for excess baggage (over the 25 kilograms of free checked luggage required by Mexican regulations), and starting March 1, 2017, we began charging for the first piece of checked luggage on routes to and from the United States;

•	utilizing our excess aircraft belly space to transport cargo;

•	passing through all distribution-related expenses;

•	charging for advance seat selection, extra legroom, and carriage of sports equipment;

•	consistently enforcing ticketing policies, including change fees;

•	generating subscription fees from our ultra-low-fare subscription service, V-Club;

•	deriving brand-based fees from proprietary services, such as our Volaris affinity credit card program;

•	selling itinerary attachments, such as hotel and car rental reservations and airport parking, and making available trip interruption insurance commercialized by third parties, through our website; and

•	selling onboard advertising.

Core Focus on VFR, Cost-conscious Business People and Leisure Travelers in High Growth Markets. We primarily target VFR, cost-conscious business people and leisure travelers in Mexico and the United States. We believe this demographic represents the highest potential for growth in our target markets. By offering low promotional fares, we stimulate demand for VFR and leisure travel, and attract new customers, including those who previously may have only traveled by bus. We use our yield management system to set prices based on the time of booking. We regularly manage yield and load factor, including through targeted promotional fares that can be as low as Ps. 299.00 and U.S.$44.00 or Ps. 249.00 and U.S.$39.00 for Vclub members. We have found that many Mexicans and Mexican Americans living in the United States buy airline tickets for themselves and their family members in Mexico. In addition, we have over 20,000 points of payment throughout Mexico and the United States that allow travelers, particularly in Mexico, who do not have credit cards, or are reluctant to provide credit card information over the web or call center, to reserve seats using the web or call center and pay with cash the next day. Furthermore, we offer night flights, which appeal to our domestic and international customer base that seek to save on lodging expenses.

Disciplined Approach to Market and Route Selection. We select target markets and routes where we believe we can achieve profitability within a reasonable timeframe, and we only continue operating on routes where we can achieve and maintain our target level of profitability. When developing our route network, we focus on gaining market share on routes that have been underserved or are served primarily by higher cost airlines where we have a competitive cost advantage. We thereby stimulate new demand with ultra-low base fares and attempt to shift market share from incumbent operators. We have developed a profitable route network and built a leading market share in several of our markets. As of December 31, 2019, we had more than 20.3% passenger market share in 200 of our 217 routes. As of September 30, 2020, approximately 40% of our routes compete only with bus transportation. We entered the U.S. market in July 2009 and during the nine months ended September 30, 2020 derived 33.0% of our passenger revenues from our U.S. routes and attributed 25.0% of our ASMs to U.S. routes.

Market Leading Efficiency and Performance. We believe we are one of the most efficient airline carriers in Latin America. In 2019 and the nine months ended September 30, 2020, we achieved an average passenger load factor of 85.9% and 79.7%, respectively, and an average aircraft utilization rate of 12.9 and 11.1 block hours per day, respectively, with a standard turnaround time between flights of approximately 65 and 68 minutes, respectively. Based on data available from Airbus, we believe that our aircraft utilization is among the highest worldwide. For the year ended December 31, 2019 and the nine months ended September 30, 2020, our average aircraft utilization rate of 10.94 and 8.97 flight hours per day, respectively, was higher than the industry average for A319s, A320s and A321s. The high-density, single-class seating configurations on our aircraft allow us to increase ASMs and reduce fixed costs per seat as compared to a lower density configuration flown by certain of our competitors. In addition, we strive for market-leading operational performance, with an 87.4% on-time performance rate, a 97.9% flight completion rate and a mishandled baggage rate of only 0.74 bags per 1,000 passengers in the nine months ended September 30, 2020.

Brand Recognition with a Fast Growing Fan Base. We believe that we have developed strong brand recognition due to our focus on delivering good value and a positive traveling experience to our customers. As of September 30, 2020, we had approximately 4.3 million fans on Facebook and 1.9 million followers on Twitter, both of which we primarily use for marketing, customer service and promotion. Our social media reach has been a very low cost, yet effective, marketing tool for us and has afforded us the capability to develop highly effective, targeted marketing promotions on a very short notice. We have also established various programs to make air travel more inviting for first time travelers and other passengers who may desire extra services, such as an unaccompanied senior program.

Balance Sheet Positioned for Growth. We have a low level of financial debt, since we have principally financed our operations through equity and operating cash flows and we have only used operating leases for our aircraft. We believe that our strong financial position enables us to prudently finance the emerging growth opportunities in our markets and to defend our existing network from our competitors. As of September 30, 2020, we had a balance of Ps. 8,202 million in unrestricted cash and cash equivalents, representing 34.5% of the last twelve-month operating revenues. As of September 30, 2020, we had financial debt of Ps. 5,814 million (excluding aircraft operating leases). As of November 30, 2020, our cash and cash equivalents were approximately Ps. 7.5 billion. Additionally, at November 30, 2020, our credit lines totaled Ps. 9.3 billion, of which Ps. 6.9 billion were related to financial debt and Ps. 2.4 billion were related to letters of credit (and of which Ps. 1.8 billion were undisbursed).

Strong Company Culture, Experienced Management Team and Principal Shareholders. We have developed a strong company culture among our employees that is focused on safety, meritocracy, efficiency and profitability, with a significant component of performance-based variable compensation. Our management team has been assembled with experienced executives in their respective fields, including in the aviation, sales and marketing, finance and IT industries in Latin America. In addition, our principal shareholders have extensive prior experience in funding, establishing and leading airline carriers around the world. Their expertise has helped us develop our ULCC business model and allowed us to benefit from their procurement power and relationships with key vendors.

Our Growth Strategy

We believe Volaris has successfully navigated the current market environment, demonstrating one of the strongest recoveries worldwide. With our monthly capacity levels, based on ASMs, returning to our 2019 levels, we believe that we are well positioned for the next stage of growth. While our competitors are still operating at depressed levels relative to their 2019 performance, we believe there are several unique growth opportunities that remain available to us to serve our target customers.

The key elements of our growth strategy include:

Expand Existing Market Leadership. Volaris currently maintains a leading position in 24 out of Mexico’s 56 largest airports, as defined as having A320 capable runways. There remain several new routes and destinations that we believe represent profitable expansion opportunities that we do not currently serve. In the second half of 2020 alone, we have launched domestic service into three new stations in southern and eastern Mexico. Moreover, as it relates to future growth opportunities, we have identified 69 routes within Mexico serving markets in excess of 250,000 inhabitants and other leisure destinations. We will continue to apply a disciplined approach and rigorous selection criteria as we evaluate entry into new markets. In addition, we plan to continue to maintain strong labor relations so that we can successfully manage an increase in the scale of our operations.

Capitalize on Current Market Commercial Opportunities. Based on our domestic competitors’ disclosures, we believe approximately one third of Mexico’s narrow body fleet will come offline by December 31, 2020. As such, we believe there is a significant near-term opportunity for Volaris to serve these customers and expand our network, including at slot constrained airports such as the Mexico City Airport As described above, we have already demonstrated our ability to act swiftly on these opportunities as we started operating a number of new slots at the Mexico City Airport that have been temporarily vacated by our competitors and launched five new domestic routes and seven new international routes from Mexico City since the start of the COVID-19 pandemic. We believe that there remains significant opportunity for continued expansion.

Continue International Expansion Opportunities. We believe that our low cost coupled with our VFR and cost conscious business and leisure traveler model presents a unique opportunity to continue international expansion. Applying our rigorous selection criteria and disciplined approach, we believe that there are over 125 routes internationally that would complement our existing network and be accretive to our bottom line. These routes include continued penetration into niche VFR markets across the United States, where we currently have strong network presence in key markets such as California and Illinois, as well as potential expansion across Central America and potentially South America. We believe these international expansion opportunities present a unique opportunity for growth and meet the needs of our target customers. These expansion opportunities should allow us to optimize our fleet financing schedule.

Remain the Ultra-Low-Cost Carrier of Choice. We believe that by deploying additional cost-efficient Airbus A320 and A321 aircraft with higher seat density and improved fuel efficiency, spreading our low fixed cost infrastructure over a larger scale of operations, outsourcing operating functions and keeping sales and marketing overhead low, we can continue to improve operating efficiencies while maintaining ultra-low-costs. Our ULCC business model enables us to operate profitably at ultra-low fare levels, and we intend to continue to maintain ultra-low-fares to stimulate demand and deliver attractive margins. We also strive to remain the low-cost carrier of choice for our existing and new customers as we continue to focus on providing an affordable and high quality travel experience to our customers across our expanding operations in Mexico, the United States and Central America.

Grow Non-ticket Revenue while Maintaining Ultra-Low Base Fare to Stimulate Demand. We intend to increase our non-ticket revenues by further unbundling our fare structure and by offering our passengers new and innovative products and services. Through our multiple points of interaction with our customers during each stage of their travel, from ticket purchase through flight and post-trip, we have the opportunity to offer third party products, such as hotel rooms, car rentals and trip interruption insurance, on which we receive commissions. In addition, we sell in-flight products and we plan to introduce and expand upon products and services that are unrelated to passenger travel. In June 2012, we started a membership based ultra-low-fare subscription service called V-Club which had approximately 306,489 members as of September 30, 2020. We intend to generate additional fees from proprietary brand-based services such as the Volaris affinity card which was introduced in January 2013. We also continue to expand the cargo transportation services we provide on our aircraft. As we broaden our ancillary products and services and increase our non-ticket revenue, we believe that we will be able to further lower base fares and continue to stimulate demand.

Continue our Disciplined Fleet Growth and Favorable Lease Terms. As of the date of this prospectus supplement, we have firm commitments for 99 Airbus A320 family aircraft equipped with sharklet technology that will be delivered over the next eight years, including 59 of the next generation Airbus A320 NEO and 40 of the next generation Airbus A321 NEO, the delivery of which commended in 2016 and 2018, respectively. We have obtained committed financing for the pre-delivery payments for the deliveries through 2022. During 2019, we incorporated seven aircraft into our fleet (five A320 NEO and two A321 NEO). During 2020 year to date, we have incorporated five A320 NEO aircraft into our fleet. In December 2017, we entered into an agreement with Airbus to purchase 80 aircraft, which we are committed to receive from 2022 to 2026. The new order includes 46 A320NEO and 34 A321NEO. In July and October 2020, we amended the agreement with Airbus to reschedule 26 fleet deliveries between 2023 and 2028. In February 2020, we entered into an agreement with one lessor to lease two A320 NEOs from their own order book. These two aircraft are scheduled to be delivered during the fourth quarter of 2022.

Our fleet reached 85 aircraft as of the date of this prospectus supplement, of which approximately 35% are NEOs. We believe that a disciplined ramp-up in young and efficient aircraft as our market share expands reduces our exposure to market conditions. We intend to maintain our commitment to a common fleet type and to increase the percentage of NEOs in our fleet because we believe it is the most efficient option for our markets and operations.

Grow Passenger Volume by Profitably Establishing New Routes. We believe our focus on low fares and customer service will stimulate growth in overpriced, underserved and inefficient new markets. We will continue our disciplined approach to domestic and international market entry by using our rigorous selection process where we identify and survey possible target markets that have the potential to be profitable within our business model. For example, in 2019, we added the following 29 new routes: four domestic routes from Guadalajara, six domestic routes from Mexico City, three domestic routes from Tijuana, 11 domestic routes from other cities within Mexico and five international routes from other cities to the United Sates. As part of our continuous monitoring of routes and markets for profitability, we have a proven track record of withdrawing routes that do not meet our profitability expectations. For our future growth opportunities, we have identified approximately 69 routes within Mexico serving markets in excess of 250,000 inhabitants and other leisure destinations, and that have stage lengths of at least 170 miles, and approximately 138 routes internationally that have stage lengths of at least 500 miles.

Recent Developments

COVID-19 Pandemic Update

The SARS-CoV-2 (“COVID-19”) pandemic has drastically reduced demand for air travel and caused major disruptions and volatility in global financial markets, resulting in the fall of stock prices (including the price of our stock), both trends which may continue. There are other broad and continuing concerns related to the potential effects of the COVID-19 pandemic on international trade (including supply chain disruptions and export levels), travel, restrictions on our ability to access our facilities or aircraft, requirements to collect additional passenger data, employee productivity, employee illness, increased unemployment levels, securities markets, and other economic activities, particularly for airlines, that may have a destabilizing effect on financial markets and economic activity.

From a macroeconomic point of view, the impact of the COVID-19 pandemic in Mexico is uncertain. The Mexican Central Bank’s (Banco de México) initial pre-COVID-19 estimates indicated that Mexico’s GDP was predicted to grow between 0.5% and 1.5% in 2020. In the Mexican Central Bank’s latest quarterly report, Mexico’s GDP expectations are based on one central COVID-19 pandemic scenario in which Mexican GDP is predicted to contract approximately 8.7% in 2020. Economic stagnation, the depreciation of the peso, contraction of demand and decreased income levels and increased unemployment levels could result in decreased passenger demand and lower net income in the long term, even after any potential COVID-19 related travel restrictions and border closures are lifted. For example, according to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social) for the period from March 30, 2020 to September 30, 2020, 780,751 formal jobs were lost in Mexico. Furthermore, the COVID-19 pandemic has also resulted in increased volatility in both the local and the international financial markets and economic indicators, such as exchange rates, interest rates, credit spreads and commodity prices. Any shocks or unexpected movements in these market factors could result in additional financial losses.

The COVID-19 pandemic has had a negative impact on the Mexican airline industry, particularly in terms of passenger traffic. The following chart sets forth passenger traffic for the Mexican airline industry in each of the first three quarters of 2020 as compared to the same first three quarters of 2019, as reported by the Mexican Federal Agency of Civil Aviation (Agencia Federal de Aviación Civil, or “AFAC”):

	2019	2020	Variation
	(In thousands, except for %)
First Quarter	15,753.9	15,229.4	(3.3%)
Second Quarter	17,966.2	1,868.5	(89.6%)
Third Quarter	18,427.2	6,983.7	(62.1%)
Total	52,147.3	24,081.6	(53.8%)

In terms of the impact on us, we reduced our capacity as compared to the same months in 2019 as measured by available seat miles (“ASMs”) by approximately 82% for the month of April, approximately 88% for the month of May, approximately 59% for the month of June, approximately 37% for the month of July, approximately 21% for the month of August, approximately 16% for the month of September, approximately 16% for the month of October and approximately 2% for the month of November. Additionally, we suspended service on certain routes. In particular, Costa Rica, Guatemala and El Salvador imposed operational and migration restrictions that made it impossible to operate international passenger flights to those countries. In order to mitigate the impact of the COVID-19 pandemic on us, we took the following measures:

•	Preserving liquidity and cash. We implemented a strict liquidity preservation program, which has resulted in approximately U.S. $266 million of savings as of September 30, 2020 through items such as cost reductions and deferral agreements with suppliers. For example, we deferred approximately 80% of our aircraft lease payments due in 2020 to 2021, and postponed U.S.$246 million in pre-delivery payments that were due in the years 2020 to 2022. In addition, we negotiated cost reductions and payment deferrals with more than 360 suppliers and cut non-essential expenses. We also implemented online training and leave of absence programs in order to reduce costs. We expect to continue reducing costs with the aim of reaching a CASM ex-fuel (calculated based on total operating expenses, net excluding fuel expense divided by ASMs) similar to 2019 levels by the end of 2020. As of November 30, 2020, our cash and cash equivalents were approximately Ps. 7.5 billion. Additionally, at November 30, 2020 our credit lines totaled Ps. 9.3 billion, of which Ps. 6.9 billion were related to financial debt and Ps. 2.4 billion were related to letters of credit (and of which Ps. 1.8 billion were undisbursed).

•	Defending ourselves against sales declines. We decreased scheduled capacity in order to protect our profitability. We also strengthened our relationships with customers by revamping our website and maintaining close communications via social media and email.

•	Developing commercial and network growth opportunities. We are closely monitoring capacity reductions from competitors for possible opportunities, testing new ancillary products and running targeted promotions to test potential stimulation of air travel. Certain of our competitors are facing financial difficulties which has led them to stop utilizing certain slots at the Mexico City airport. We have been allowed to use some of these slots to open new destinations and increase operations at this airport, and currently hold 26% of the market share by ASMs. However, since the Mexico City airport has issued a waiver to the minimum usage requirement due to the COVID-19 pandemic, we will not be granted historical priority of such slots unless (i) the waiver is terminated, (ii) the slots are not reclaimed by their prior holders and (iii) we continue operating the slots in accordance with certain conditions, including usage at least 85% of the time and conducting on time operations at least 85% of the time (operations are considered on time if they fall within 15 minutes of the assigned slot time). We can offer no assurance that our competitors will not reclaim the use of such slots prior to the expiration of the waiver on March 27, 2021, or that the waiver will not be extended. If our competitors do reclaim the slots prior to the expiration of the waiver, we may lose the preferential use of such slots almost immediately. Since the start of the COVID-19 pandemic, we have launched five new domestic routes and seven new international routes, now operating 107 domestic and 64 international routes in total.

•	Reviewing our fleet plan. Our new contractual fleet plan with Airbus allows us to maintain a “cautiously” sized fleet that will remain at approximately 88 aircraft, net of new deliveries and redeliveries, until 2023.

•	Protecting our customers and employees. We launched a new biosecurity and cleaning protocol and are communicating proactively with all staff, especially with crews and airport staff, regarding health and COVID-19 developments. For employees who are able to work remotely, we have activated home office technologies and protocols.

Furthermore, a gradual opening of the economy and easing of lockdown measures in Mexico and the other countries in which we operate led to a recovery in our ASMs and route operation during the summer of 2020. In June, our load factor was 73.1%, and our capacity in terms of ASMs was 825 million. We were able to ramp up to 63% of July 2019 service in July, and expanded further to 79% of August 2019 service in August. Our load factor for July and August was 73.1% and 72.6%, respectively, and our capacity in terms of ASMs was 1,387 million and 1,690 million, respectively. September is typically a low travel month so we prudently increased capacity to 84% of prior year while focusing on increasing total revenue per available seat mile. Our load factor for September was 74.4% and our capacity in terms of ASMs was 1,686 million. For the full nine month period ended September 30, 2020, we operated 68% of ASMs compared to the same period in 2019. The Mexican domestic market led the capacity recovery, where we operated 73% ASMs as compared to the same period in 2019. In the international market, we operated 56% ASMs as compared to the same period in 2019. In the third quarter of 2020, our CASM ex-fuel was U.S.$5.03 cents, our average base fare was U.S.$32.00 and we flew around 3.6 million passengers. For the third quarter of 2020, our load factor was 73.4% and our capacity in terms of ASMs was 75.1% of our capacity in terms of ASMs for the third quarter of 2019. Ancillary revenues made up 45% of our total revenues for the third quarter of 2020, with average ancillary revenue of U.S.$27.00 per passenger. For October 2020, we operated 84.3% of ASMs as compared to the same month in 2019 and for November 2020 we operated 98% of ASMs as compared to the same month in 2019. Our load factor for October and November was 82.1% and 80.5%, respectively, and our capacity in terms of ASMs was 1,731 million and 1,998 million, respectively. During those months, our Central American operations remained closed. However, we resumed our Central American operations on November 23, 2020. Based on scheduled flights, our load factor for December 2020 is expected to be 80.5% and we expect to operate at approximately 100% capacity as compared to December 2019. Based on flights operated in October and November and flights scheduled in December, our capacity in terms of ASMs for the fourth quarter of 2020 is expected to be approximately 95% of fourth quarter capacity in 2019. Since the start of the COVID-19 pandemic, we have transported approximately 6.7 million passengers.

We are focused on taking advantage of the current situation and see opportunities to rebuild core market presence, expand existing market leadership, increase our domestic network overlap against distressed competitors to appropriately serve customer demand, continue United States expansion through visiting friends and relatives niches and selected Mexico City-U.S. routes, eventually increasing capacity in central America and initiating operations in South America.

Despite the gradual recovery we have seen in ASMs and route operation, the ongoing COVID-19 pandemic is likely to continue to have a negative impact on our financial condition and results of operations, as a result of the following indicators:

•	A resurgence of COVID-19 infection rates could lead Mexico and the countries in which we operate to return to partial or total lockdowns, which would most likely result in a decrease in demand for our flights (which in turn may require reductions to our ASMs at levels similar to the early months of the pandemic) and aircraft utilization rate and consequently a decrease in our total operating revenue;

•	Any further downward volatility in the international capital markets could result in (i) the fall of stock prices, including the price of our stock and (ii) financial losses associated with our financial portfolio, which may cause a deterioration of our financial condition or limitations on our ability to meet our liabilities;

•	If our revenues decrease for a significant portion of time, we may have less cash available to meet our obligations under our aircraft and engine lease agreements and additional sources of financing may be difficult to obtain at favorable rates; and

•	Even after the COVID-19 pandemic eases, there is a risk that we will experience reduced demand in the near to mid-term due to the potential economic impact of the pandemic on the travel industry (business and leisure) and on our customers, as well as customer health concerns about the safety of air travel.

Operational and Other Developments

We currently operate at 43 of the 56 airports in Mexico, three of which we began serving in the second half of 2020. Of these 43 airports, we have a leadership position at 24. We have strong network positions in large VFR networks in the United States, including California and Illinois, and see significant opportunities for growth in Central America. We are also making certain changes to our fleet, transitioning to Airbus A320 and A321 NEOs to contribute to fuel efficiency and to allow us to take advantage of upgauging opportunities. For the years ended December 31, 2016, 2017, 2018 and 2019, our fleet was comprised of 1%, 8%, 21%, and 28% Airbus A320 and A321 NEOs, respectively. Based on our contractual order book, for the years ended December 31, 2020, 2021, 2022 and 2023, our fleet will be comprised of 35%, 39%, 52% and 60% Airbus A320 and A321 NEOs, respectively, with 86, 87, 93 and 85 Airbus A320 and A321 NEOs in our fleet at each respective calendar year end.

In addition to the opportunities we see to gain market share in light of the impact of the COVID-19 pandemic, discussed above, we also plan to use our low fares to continue gaining market share from the bus transportation market. This represents a substantial growth opportunity for us, as the air travel market represents just 3.4% of the bus market in Mexico. On approximately 40% of our routes, we operate without air competition and compete only with buses. We pioneered air service on 68 routes, and 6% of our passengers (1.2 million for the year ended December 31, 2019) were first time flyers. Low prices have stimulated demand historically and our fares are lower than bus fares in many markets. In addition, remittances to Mexico rose to a new twelve-month record in August 2020, increasing disposable income for Mexican families. The following chart shows comparisons of our fares and travel times against bus fares on certain of the routes we operate, which we believe present a clear and favorable value proposition:

(1)	Fares by segment observed in December 2019 as reported by Volaris based on information from individual company websites.

We believe that our strategy of low base fares has stimulated air travel, which is further evidenced by the following chart that shows the inverse relationship between our fares and the number of passengers we have carried over the last ten years:

The Mexican tax authority is currently performing an audit of our fiscal years 2013 and 2014. We are cooperating fully in respect of any requests for information, which have thus far focused on our deduction of certain expenses, such as maintenance and aircraft lease expenses. As of the date of this current report, such audits remain ongoing.

Recent Developments in the Mexican Airline Industry

Our competitors and the Mexican airline industry as a whole have also been significantly impacted by the COVID-19 pandemic. According to information published by AFAC, as of September 30, 2020, the number of commercial aircraft in service in Mexico had decreased to 258, as compared to 355 as of December 31, 2019. This 27% reduction was comprised mainly of narrow body aircraft, including 49 Airbus A320s, 20 Boeing 737s, and 12 Airbus A321s. On June 30, 2020, Grupo Aeroméxico, our largest competitor by domestic and international market share in 2019, announced that it was filing for Chapter 11 bankruptcy protection in the United States. According to its public filings with the CNBV, Grupo Aeroméxico has maintained regular operations during the restructuring process but has received court approval to return at least 19 aircraft to lessors, which would reduce its fleet size by around 15%. As of September 30, 2020, AFAC reports indicate that Grupo Aeroméxico’s subsidiaries Aeroméxico and Aeroméxico Connect had fleets of 51 and 43 aircraft, respectively, as compared to 69 and 56, respectively, as of December 30, 2019. In addition, Interjet, our second largest competitor by international market share in 2019, has been unable to resume international flights since suspending the routes in March 2020. Interjet’s fleet decreased by almost 90% in 2020, from 67 aircraft as of December 30, 2019 to seven as of September 30, 2020, according to information published by the AFAC. While VivaAerobus, our second largest competitor by domestic market share in 2019, has increased their fleet from 37 as of December 30, 2019 to 39 as of September 30, 2020, this increase does not compensate for the reductions observed in the market. In addition to these changes in fleet size, our market share has also increased. As of October 2020, our domestic market share had increased 9.4 percentage points to 40.5% and our international market share had increased 6.0 percentage points to 14.9%, in each case as compared to our market shares as of October 2019.

The Offering

Company	Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

International offering	We are offering 134,000,000 CPOs in the form of ADSs through the underwriters in the United States and countries other than Mexico.

Offering price	U.S.$11.25 per ADS.

Option to Purchase Additional ADSs	We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 20,100,000 additional CPOs in the form of ADSs at the public offering prices listed above, less underwriting discounts and commissions.

CPOs	Each CPO represents a financial interest in one Series A share. The CPO trustee, Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, or NAFIN, issued the CPOs as trustee under the CPO trust agreement and pursuant to a CPO trust deed and may, from time to time, release CPOs in respect of ADSs or Series A shares acquired by non-Mexican investors.

ADSs	Each ADS represents ten CPOs. The ADSs are evidenced by one or more ADRs. The ADSs have been issued under a deposit agreement among us, The Bank of New York Mellon, as depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder.

Use of proceeds	The net proceeds to us from the sale of the ADSs in the offering are expected to be approximately U.S.$142,722,540.79 after deducting estimated discounts and commissions and expenses payable by us. We currently intend to use the net proceeds from the offering for general corporate purposes. See “Use of Proceeds.”

Listing and registry	The ADSs are listed on the New York Stock Exchange under the symbol “VLRS.” The Series A shares are listed on the Mexican Stock Exchange under the symbol “VOLAR.” The Series A shares are registered in the RNV maintained by the CNBV. Our Series B Shares are not listed or registered, and the CPOs are only registered with the SEC and will not be listed.

Voting rights of our shares

Holders of ADSs or CPOs are not entitled to vote the underlying Series A shares.

Mexican holders of Series A shares are entitled to vote their shares on all matters. The CPO trustee will vote the Series A shares underlying the CPOs in accordance with the vote of the majority of the outstanding Series A shares voted by Mexican holders at the relevant shareholders’ meeting.

Holders of Series A shares have the right to elect one director for each 10% block of our outstanding capital stock.

Ownership limitations	As required by Mexican law, our by-laws provide that no transfer of shares of our capital stock to or acquisition or subscription of shares of our capital stock by an investor deemed to be non-Mexican will be permitted if such transfer, acquisition or subscription would result in non-Mexicans holding directly (not considering non-Mexicans holding ADSs or CPOs having underlying Series A shares) in excess of 49% of the total number of shares of our capital stock then outstanding not held by the CPO trustee (i.e., both Series A and Series B shares). Series B shares do not exceed such limit and are held by our non-Mexican principal shareholders. Non-Mexicans will not be entitled to directly hold Series A shares, but may hold CPOs granting financial interests, but no voting rights, in respect of underlying Series A shares (that are released if a non-Mexican investor were to acquire Series A shares). Mexican holders of ADSs will be entitled to withdraw the underlying CPOs and exchange such CPOs for Series A shares. See “Description of the Securities—Description of Capital Stock—Ownership Restrictions,” “Description of the Securities—Description of Capital Stock—Other Provisions—Foreign Investment Regulations” and “Description of the Securities—Description of CPOs” in the accompanying prospectus.

Change of Control	Provisions of Mexican law and our by-laws may make it difficult and costly for a third-party to pursue a tender offer or takeover attempt resulting in a change of control. Our by-laws contain provisions which, among other things, require approval of our board of directors prior to any person or group of persons acquiring, directly or indirectly, (i) 5% or more of our shares (whether directly or by acquiring ADSs or CPOs), or (ii) 20% or more of our shares (whether directly or by acquiring ADSs or CPOs) and in the case of this item (ii) if such approval is obtained, require the acquiring person to make a tender offer to purchase 100% of our shares and CPOs (or other securities that represent them) at a substantial premium over the market price of our shares to be determined by our board of directors, based upon the advice of a financial advisor. These provisions could substantially impede the ability of a third party to control us, and could be detrimental to shareholders willing to benefit from any change of control premium paid on the sale of the company in connection with a tender offer. See “Description of the Securities—Description of Capital Stock—Change of Control Provisions,” “Description of the Securities—Description of Capital Stock—Ownership Restrictions,” “Description of the Securities—Description of Capital Stock—Voting Rights” and “Description of the Securities—Description of Capital Stock— Other Provisions—Foreign Investment Regulations” in the accompanying prospectus.

Dividends	We have not paid any cash dividends in the past and do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. In addition, our revolving line of credit with Banco Santander (México) S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, or Banco Santander México, and Banco Nacional de Comercio Exterior, S.N.C., or Bancomext, may limit our ability to declare and pay dividends in the event that we fail to comply with the payment terms thereunder.

Taxation	Under current Mexican law, dividends paid to holders of ADSs who are not residents of Mexico for tax purposes will generally be subject to a 10% income tax withholding. However, such dividends will be exempt from Mexican withholding taxes if they correspond to profits that were subject to taxation prior to January 1, 2014. In addition to the foregoing, any such dividends generally will be subject to corporate taxes if not paid from a net after-tax profits account. We currently intend that any dividends we pay will come from such account. The sale of our ADSs or Series A shares by holders who are non-residents of Mexico for tax purposes (through CPOs) will generally be subject to a 10% Mexican income tax withholding if the sale is conducted through the Mexican Stock Exchange or any other recognized market. See “Taxation.”

Lock-up agreement	We, our executive officers and directors and certain shareholders, who beneficially own a substantial portion of the shares of our common stock, have agreed that, subject to certain limited exceptions, we and they will not offer, pledge, sell, lend or otherwise transfer until, in our case and the case of our executive officers and directors, 90 days, and in the case of the certain shareholders, 75 days, after the date of this prospectus supplement any ADSs, CPOs, Series A shares or Series B shares or any options or warrants to purchase the ADSs, CPOs, Series A shares or Series B shares, or any securities convertible into, or exchangeable for, or that represent the right to receive, ADSs, CPOs, Series A shares or Series B shares. See “Underwriting.”

Risk factors	See “Risk Factors” beginning on page S-18, the “Risk Factors” section of our 2019 Annual Report and the other information included in this prospectus supplement for a discussion of factors you should consider before deciding to invest in the ADSs.

Summary Selected Consolidated Financial And Operating Data

The following table sets forth, for the periods and at the dates indicated, our summary historical financial data, which have been derived from our unaudited interim financial statements, presented in Mexican pesos, and selected operating data. The information included below and elsewhere in this prospectus supplement is not necessarily indicative of our future performance. The tables set forth below are derived from, and should be read in conjunction with, our unaudited interim financial statements as of September 30, 2020 and for the nine month periods ended September 30, 2020 and 2019 and the accompanying notes included in the current report on Form 6-K filed with the SEC on December 7, 2020 and incorporated by reference in this prospectus supplement.

	As of and for the Nine Months Ended September 30,
	2019	2020	2020
	(unaudited in thousands of pesos, except share and per share data and operating data)		(unaudited in thousands of U.S. dollars, except per share data and operating data)(1)
CONSOLIDATED STATEMENTS OF OPERATIONS
Operating revenues
Passenger revenues:
Fare revenues	16,562,053	8,491,208	378,105
Other passenger revenues	7,723,539	5,132,658	228,552
Non-passenger revenues:
Other passenger revenues	612,631	555,312	24,727
Cargo	164,900	132,287	5,891
Non-derivatives financial instruments	(39,713)	(237,438)	(10,573)
Total operating revenues	25,023,410	14,074,027	626,702
Other operating income	(264,118)	(568,169)	(25,300)
Fuel	8,653,888	4,613,905	205,453
Landing, take-off and navigation expenses	3,724,625	2,942,623	131,032
Depreciation of right of use assets	3,522,130	3,751,958	167,071
Salaries and benefits	2,647,710	2,470,210	109,996
Maintenance expenses(2)	1,128,348	714,038	31,795
Sales, marketing and distribution expenses	1,038,344	1,505,708	67,048
Aircraft and engine variable lease expenses	768,592	1,337,873	59,574
Other operating expenses	948,129	869,463	38,716
Depreciation and amortization(3)	467,694	649,762	28,933
	22,635,342	18,287,371	814,318
Operating income (loss)	2,388,068	(4,213,344)	(187,616)
Finance income	152,608	93,108	4,146
Finance cost	(1,594,394)	(2,523,404)	(112,365)
Exchange gain (loss), net	984,747	(418,751)	(18,646)
	(457,039)	(2,849,047)	(126,865)
Income (loss) before income tax	1,931,029	(7,062,391)	(314,481)
Income tax (expense) benefit	(579,309)	1,871,534	83,337
Net income (loss)	1,351,720	(5,190,857)	(231,144)
Attributable to:
Equity holders of the parent	1,351,720	(5,190,857)	(231,144)
Non-controlling interest	-	-	-
Net income (loss)	1,351,720	(5,190,857)	(231,144)
Weighted average shares outstanding Basic and diluted	1,011,876,677	1,011,876,677	1011,876,677

	As of and for the Nine Months Ended September 30,
	2019	2020	2020
	(unaudited in thousands of pesos, except share and per share data and operating data)		(unaudited in thousands of U.S. dollars, except per share data and operating data)(1)
Earnings (loss) per share Basic and diluted(4)	1.34	(5.13)	(0.23)
Earnings (loss) per ADS Basic and diluted(5)	13.36	(51.3)	(2.28)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Cash and cash equivalents	7,809,602	8,201,566	365,207
Accounts receivable, net	2,265,781	2,415,842	107,576
Guarantee deposits—current portion	780,626	1,443,943	64,297
Total current assets	11,739,161	13,119,657	584,206
Total assets	61,854,086	67,430,266	3,002,600
Total short-term liabilities	16,562,899	24,346,497	1,084,125
Long-term liabilities	41,146,951	48,492,537	2,159,321
Total liabilities	57,709,850	72,839,034	3,243,446
Capital stock	2,973,559	2,973,559	132,409
Total equity	4,144,236	(5,408,768)	(240,846)
CASH FLOW DATA
Net cash flows provided by operating activities	7,464,746	3,289,563	146,482
Net cash flows used in investing activities	(1,279,621)	(144,515)	(6,435)
Net cash flows used in financing activities	(4,238,918)	(4,405,049)	(196,151)
OTHER FINANCIAL DATA
EBITDA(6)	7,362,639	(230,375)	(10,258)
Adjusted EBITDA(6)	6,377,892	188,376	8,388
Adjusted EBITDAR(6)	7,146,484	1,526,249	67,962
OPERATING DATA(7)
Aircraft at end of period	80	84	-
Average daily aircraft utilization (block hours)	13.0	11.1	-
Average daily aircraft utilization (flight hours)	11.0	9.5	-
Airports served at end of period	66	62	-
Departures(8)	102,823	66,167	-
Passenger flight segments (thousands)(8)	15,472	8,818	-
Booked passengers (thousands)(8)	16,237	9,852	-
Revenue passenger miles (RPMs) (thousands)(8)	15,511,199	9,799,915	-
Available seat miles (ASMs) (thousands)(8)	18,198,975	12,295,462	-
Load factor(9)	85%	80%	-
Average ticket revenue per booked passenger(9)	1,022	862	38
Total operating revenue per ASM (TRASM) (cents)(8)(10)	137.7	116.4	5.2
Passenger revenue per ASM (RASM) (cents)(8)(10)	91.0	69.1	3.1
Operating expenses per ASM (CASM) (cents)(8)(10)	124.6	151.4	6.7
CASM ex fuel (cents)(8)(10)	76.8	111.21	5.0
Fuel gallons consumed (thousands)	186,564	119,886	-
Average economic fuel cost per gallon	46.6	41.2	1.8
Employees per aircraft at end of period	61	57	-

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps. 22.4573 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on September 30, 2020. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(2)	Includes routine and ordinary maintenance expenses only. See Item 5: “Operating and Financial Review and Prospects—Operating Results” in our 2019 Annual Report.

(3)	Includes, among other things, major maintenance expenses, which are capitalized and subsequently amortized. See Item 5: “Operating and Financial Review and Prospects—Operating Results” in our 2019 Annual Report.

(4)	Basic earnings per share is calculated by dividing profit or loss attributable to ordinary equity holders of the parent entity by the weighted average number of ordinary shares outstanding during the period.

(5)	The basis used for the computation of the information is to multiply the earnings per basic and diluted share obtained pursuant to footnote (4) above by ten, which is the number of CPOs represented by each ADS. Each CPO, in turn, represents a financial interest in one Series A share of our common stock.

(6)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are included as supplemental disclosures because we believe they are useful indicators of our operating performance. Derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR are well recognized performance measurements in the airline industry that are frequently used by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. However, because derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not determined in accordance with IFRS, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR as presented may not be directly comparable to similarly titled measures presented by other companies.

(7)	See “Glossary of Airlines and Airline Terms” in the 2019 Annual Report for definitions of terms used in this table.

(8)	Includes scheduled & charter.

(9)	Includes scheduled.

(10)	Excludes no-derivative financial instruments.

The following table sets forth the reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR to net (loss) income for the periods indicated below:

	For the Nine Months Ended September 30,
	2019	2020	2020
Reconciliation:	(unaudited in thousands of pesos)		(unaudited in thousands of U.S. dollars)(1)
Net income (loss)	1,351,720	(5,190,857)	(231,144)
Plus (minus):
Finance cost	1,594,394	2,523,404	112,365
Finance income	(152,608)	(93,108)	(4,146)
Provision/(Benefit) for income tax	579,309	(1,871,534)	(83,337)
Depreciation and amortization	3,989,824	4,401,720	196,004
EBITDA	7,362,639	(230,375)	(10,258)
Exchange (gain) loss, net	(984,747)	418,751	18,646
Adjusted EBITDA	6,377,892	188,376	8,388
Aircraft and engine variable lease expenses	768,592	1,337,873	59,574
Adjusted EBITDAR	7,146,484	1,526,249	67,962

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps. 22.4573 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on September 30, 2020. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

Risk Factors

You should consider carefully all of the information set forth in this prospectus supplement, in the accompanying prospectus and any documents incorporated by reference herein and, in particular, the risk factors described below and in our 2019 Annual Report before deciding to invest in the securities. The risk factors described below and in our 2019 Annual Report are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, may also become important factors that affect us.

Risks related to the ADSs

The trading prices for the ADSs and our Series A shares may fluctuate significantly after the offering.

Future trading prices of the ADSs or Series A shares may be volatile, and could be subject to wide fluctuations in response to various factors, including:

•	changes in the market valuation of companies that provide similar services;

•	economic, regulatory, political and market conditions in Mexico, the United States and other countries;

•	industry conditions or trends;

•	availability of routes and airport space;

•	the introduction of new services by us or by our competitors;

•	real or perceived health and safety standards in aircraft and related services;

•	our historical and anticipated quarterly and annual operating results;

•	variations between our actual or anticipated results and analyst and investor expectations;

•	announcements by us or others and developments affecting our business;

•	changes in technology affecting our aircraft;

•	announcements, results or actions taken by our competitors;

•	investors’ perceptions of our company or the services we provide;

•	changes in financial or economic estimates by securities analysts;

•	our announcement of significant transactions or capital commitments;

•	currency devaluations and imposition of capital controls;

•	additions or departures of key management;

•	future sales of the ADSs and Series A shares;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	accidents, health concerns, pandemics and other events affecting airline operations;

•	media reports and publications about the safety of our aircraft or the aircraft type we operate;

•	changes in the price of fuel;

•	announcements concerning the availability of the type of aircraft we use;

•	changes in financial estimates or recommendations by securities analysts or failure to meet analysts’ performance expectations; or

•	sales of our common stock or other actions by investors with significant shareholdings.

Many of these factors are beyond our control. Broad market and industry factors could materially and adversely affect the market price of the ADSs and Series A shares, regardless of our actual operating performance.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our Series A shares and ADSs. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any such litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business or results of operations.

The relatively low liquidity and high volatility of the Mexican securities market may cause trading prices and volumes of our Series A shares and the ADSs to fluctuate significantly.

The Mexican Stock Exchange is one of Latin America’s largest exchanges in terms of aggregate market capitalization of the companies listed therein, but it remains relatively illiquid and volatile compared to other major foreign stock markets. Although the public participates in the trading of securities on the Mexican Stock Exchange, a substantial portion of trading activity on the Mexican Stock Exchange is conducted by or on behalf of large institutional investors. The trading volume for securities issued by emerging market companies, as Mexican companies, tends to be lower than the trading volume of securities issued by companies in more developed countries. These market characteristics may limit the ability of a holder of our Series A shares to sell its Series A shares and may also adversely affect the market price of the Series A shares and, as a result, the market price of the ADSs.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

If we issue additional equity securities in the future, shareholders may suffer dilution, and trading prices for our securities may decline.

In connection with our business strategy of expanding through acquisitions, we may finance corporate needs and expenditures, or future transactions, by issuing additional capital stock. Any such issuances of capital stock would result in the dilution of shareholders’ ownership stake. In addition, future issuances of our equity securities or sales by our shareholders or management, or the announcement that we or they intend to make such an issuance or sale, could result in a decrease in the market price of the ADSs and Series A shares.

Provisions of Mexican law and our by-laws make a takeover more difficult, which may impede the ability of holders of Series A shares or ADSs to benefit from a change in control or to change our management and board of directors.

Provisions of Mexican law and our by-laws may make it difficult and costly for a third party to pursue a tender offer or other takeover attempt resulting in a change of control. Holders of ADSs may desire to participate in one of these transactions, but may not have an opportunity to do so. For example, our by-laws contain provisions which, among other things, require board approval prior to any person or group of persons acquiring, directly or indirectly, (i) 5% or more of our shares (whether directly or by acquiring ADSs or CPOs), or (ii) 20% or more of our shares (whether directly or by acquiring ADSs or CPOs) and in the case of this item (ii) if such approval is obtained, require the acquiring person to make a tender offer to purchase 100% of our shares and CPOs (or other securities that represent them) at a substantial premium over the market price of our shares to be determined by the board of directors, based upon the advice of a financial advisor.

These provisions could substantially impede the ability of a third party to control us, and be detrimental to shareholders desiring to benefit from any change of control premium paid on the sale of the company in connection with a tender offer. See the following sections in the accompanying prospectus “Description of the Securities—Description of Capital Stock—Change of Control Provisions,” “Description of the Securities—Description of Capital Stock—Voting Rights” and “Description of the Securities—Description of Capital Stock—Other Provisions—Foreign Investment Regulations.”

Substantial sales of the ADSs or Series A shares after the offering could cause the price of the ADSs or Series A shares to decrease.

We, our executive officers and directors and certain shareholders who beneficially own a substantial portion of the shares of our common stock, have agreed that, subject to certain limited exceptions, we and they will not offer, pledge, sell, lend or otherwise transfer until, in our case and the case of our executive officers and directors, 90 days, and in the case of the certain shareholders, 75 days, after the date of this prospectus supplement any ADSs, CPOs, Series A shares or Series B shares or any options or warrants to purchase the ADSs, CPOs, Series A shares or Series B shares, or any securities convertible into, or exchangeable for, or that represent the right to receive, ADSs, CPOs, Series A shares or Series B shares. After these lock-up agreements expire, their ADSs, CPOs and Series A shares will be eligible for sale in the public market. The market price of the ADSs and Series A shares could drop significantly if the holders of the ADSs or Series A shares sell them or the market perceives that they intend to sell them. We may finance future corporate needs and expenditures by using shares of Series A common stock, to be evidenced by Series A shares, CPOs or ADSs. Any such issuances of such shares could result in a dilution of your ownership stake or a decrease in the market price of the ADSs or the Series A shares. In addition, our principal shareholders are entitled to rights with respect to registration of their shares under the Securities Act, pursuant to the registration rights agreement we have on file with the SEC. Please see Item 7: “Major Shareholders and related Party Transactions—Major Shareholders” in our 2019 Annual Report. For example, on November 16, 2015, certain of our principal shareholders, including affiliates of Discovery Americas, and Blue Sky Investments, exercised registration rights in the form of ADSs, pursuant to our shelf registration statement on Form F-3 filed with the SEC, and sold 99,000,000 CPOs in the form of ADSs at a price to the public of U.S.$16.00 per ADS in the United States and other countries outside of Mexico. In connection with that offering, the underwriters also exercised their option in full to purchase 9,900,000 additional CPOs in the form of ADSs to cover over-allotments, for a total offering of 108,900,000 CPOs in the form of ADSs. This exercise of their registration rights, and any future exercise, with respect to such shares, means that there are Series A shares eligible for trading in the public market, which may have an adverse effect on the market price of our Series A shares and ADSs.

Non-Mexican investors may not hold our Series A shares directly and must have them held in a CPO trust, which releases CPOs underlying Series A shares, at all times.

Each ADS represents ten CPOs and each CPO represents a financial interest in one Series A share. Non-Mexican investors in the ADSs may not directly hold the underlying Series A shares, but may hold them only indirectly through CPOs issued and released by a Mexican bank as trustee under the CPO trust or ADSs evidencing CPOs. Upon expiration of the 50-year term of our CPO trust agreement, the underlying Series A shares must be placed in a new trust similar to the current CPO trust for non-Mexican investors to hold an economic interest (but no voting rights) in such Series A shares, or be sold to third parties or be delivered to non-Mexican holders to the extent then permitted by applicable law (not currently permitted). See “Description of the Securities—Description of CPOs.” We cannot assure you that a new trust similar to the CPO trust will be created if the current CPO trust terminates, or that, if necessary, the Series A shares represented by the CPOs will be sold at an adequate price, or that Mexican law will be amended to permit the transfer of Series A shares to non-Mexican holders in the event that the trust is terminated. In that event, unless Mexican law has changed to permit non-Mexican investors to hold our shares directly, non-Mexican holders may be required to cause all of the Series A shares represented by the CPOs to be sold to a Mexican individual or corporation.

We have obtained authorization from the Mexican Ministry of Economy (Secretaría de Economía) for the issuance up to 90% of our outstanding capital stock in CPOs. Since non-Mexican investors are required to invest in CPOs in order to hold a financial interest in our capital stock, if this 90% threshold were to be met, we would be unable to obtain additional capital contributions from non-Mexican investors.

Holders of the ADSs and CPOs have no voting rights.

Holders of the ADSs and CPOs are not entitled to vote the underlying Series A shares. As a result, holders of the ADSs and CPOs do not have any influence over the decisions made relating to our company’s business or operations, nor are they protected from the results of any such corporate action taken by our holders of Series A shares and Series B shares. Mexican investors determine the outcome of substantially all shareholder matters, subject to the rights of the holders of Series B shares that are required to vote affirmatively to approve certain limited matters. For a more complete description of the circumstances under which holders of our securities may vote, see “Description of the Securities—Description of Capital Stock” in the accompanying prospectus.

Preemptive rights may be unavailable to non-Mexican holders of the ADSs and CPOs and, as a result, such holders may suffer dilution.

Except in certain limited circumstances, under Mexican law, if we issue new shares of common stock for cash as part of a capital increase, we must grant our shareholders the right to subscribe and pay for a sufficient number of shares to maintain their existing ownership percentage in our company. Rights to subscribe and pay for shares in these circumstances are known as preemptive rights. We may not legally be permitted to allow holders of ADSs and CPOs in the United States to exercise any preemptive rights in any future capital increase unless we file a registration statement with the SEC with respect to that future issuance of shares or the offering qualifies for an exemption from the registration requirements of the Securities Act and take certain corporate steps, including the publication of a preemptive rights notice in Mexico. Similar restrictions may apply to holders of ADSs and CPOs in other jurisdictions. We cannot assure you that we will file a registration statement with the SEC, or any other regulatory authority, to allow holders of ADSs and CPOs in the United States, or any other jurisdiction, to participate in a preemptive rights offering. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC and any other factors that we consider important to determine whether we will file such a registration statement. Under Mexican law, sales by the depositary of preemptive rights and distribution of the proceeds from such sales to you, the ADS holders, is not possible.

In addition, additional CPOs may be released only if the CPO deed permits the release of a number of CPOs sufficient to represent the shares to be issued to and held by the CPO trustee upon the exercise of preemptive rights. Because non-Mexican holders of ADSs and CPOs are not entitled to acquire direct ownership of the underlying Series A shares in respect of such ADSs and CPOs, they may not be able to exercise their preemptive rights if the CPO deed will not permit additional CPOs to be delivered in an amount sufficient to represent the shares of common stock to be issued as a result of the exercise of preemptive rights on behalf of non-Mexican ADS or CPO holders, unless the CPO deed is modified, or a new CPO deed is entered into, which permits delivery of the number of CPOs necessary to represent the shares to be subscribed and paid as a result of the exercise of such preemptive rights. Although we expect to take all measures necessary to maintain sufficient CPOs available to permit non-Mexican holders of ADSs and CPOs to exercise preemptive rights, if and when applicable, no assurances can be made that we will be able to do so, particularly because regulatory approvals in Mexico are necessary for the issuance and delivery of CPOs. As a result of the limitations described above, if we issue additional shares in the future in connection with circumstances giving rise to preemptive rights, the equity interests of holders of ADSs and CPOs may be diluted. See “Description of the Securities—Description of Capital Stock—Preemptive Rights” in the accompanying prospectus.

We do not intend to pay cash dividends for the foreseeable future, and our revolving line of credit with Banco Santander México and Bancomext may limit our ability to declare and pay dividends.

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, will require the approval of our general shareholders meeting, may only be paid if losses for prior fiscal years have been paid and if shareholders have approved the net income from which the dividends are paid and legal reserves have been created to the required levels, and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments and such other factors as our board of directors deems relevant.

In addition, our revolving line of credit with Banco Santander México and Bancomext may limit our ability to declare and pay dividends in the event that we fail to comply with the payment terms thereunder. See Item 5: “Operating and Financial Review and Prospects—Liquidity and Capital Resources—Loan Agreements” and Item 8: “Financial Information—Consolidated Statements and Other Financial Information—Dividend Policy” in our 2019 Annual Report.

Minority shareholders may be less able to enforce their rights against us, our directors, or our controlling shareholders in Mexico.

Under Mexican law, the protections afforded to minority shareholders are different from those afforded to minority shareholders in the United States. For example, because Mexican laws concerning fiduciary duties of directors (i.e., the duty of care and the duty of loyalty, the only duties recognized under Mexican law) are not as developed as securities laws in other jurisdictions, it is complex for minority shareholders to bring an action against directors for breach of these duties, as would be permitted in some other foreign jurisdictions. Also, such actions may not be initiated as a direct action, but as a shareholder derivative suit (that is for the benefit of our company and not the initiating shareholder). The grounds for shareholder derivative actions under Mexican law are limited.

Even though applicable law has been modified to so permit, and procedures for class action lawsuits have been adopted in Mexico, there is very limited experience with regards to class action lawsuits and how procedures for such suits are followed in Mexico. Therefore, it will be much more difficult for minority shareholders to enforce their rights against us, our directors, or our controlling shareholders than it would be for minority shareholders of a U.S. company.

Mexico has different corporate disclosure and accounting standards than those in the United States and other countries.

A principal objective of the securities laws of the United States, Mexico and other countries is to promote full and fair disclosure of all material corporate information, including accounting information. However, there may be different or less publicly available information about issuers of securities in Mexico than is regularly made available by public companies in countries with highly developed capital markets, including the United States.

Use Of Proceeds

The net proceeds to us from the sale of the ADSs in the offering are expected to be approximately U.S.$142,722,540.79 after deducting estimated discounts and commissions and expenses payable by us. We currently intend to use the net proceeds from the offering for general corporate purposes.

Capitalization

The following table sets forth our consolidated capitalization at September 30, 2020 on an actual basis and as adjusted to reflect the receipt of U.S.$142,722,540.79 in net proceeds from the issuance and sale of the ADSs in this offering after deducting estimated discounts and commissions and expenses payable by us. This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds,” “The Offering—Summary Selected Consolidated Financial and Operating Data,” and the unaudited interim financial statements included in the current report on Form 6-K filed with the SEC on December 7, 2020 and incorporated by reference in this prospectus supplement.

	September 30, 2020
	Actual		As Adjusted
	Pesos	Dollars	Pesos	Dollars
	(In thousands of pesos and thousands of U.S. dollars)(1)
Cash and cash equivalents	8,201,566	365,207	11,406,729	507,930
Short-term liabilities—financial debt:
Financial debt	2,306,425	102,703	2,306,425	102,703
Accrued interest	21,847	973	21,847	973
Total short-term debt	2,328,272	103,676	2,328,272	103,676
Long-term liabilities—financial debt:
Financial debt	3,485,910	155,223	3,485,910	155,224
Total debt (2)	5,814,182	258,899	5,814,182	258,899
Equity:
Capital stock	2,973,559	132,409	3,367,344	149,944
Treasury shares	(198,281)	(8,829)	(198,281)	(8,829)
Contributions for future capital increases	1	-	1	-
Legal reserve	291,178	12,966	291,178	12,966
Additional paid-in capital	1,839,403	81,907	4,650,781	207,094
Accumulated income	(4,752,445)	(211,621)	(4,752,445)	(211,621)
Other accumulated comprehensive losses	(5,562,183)	(247,678)	(5,562,183)	(247,678)
Total equity attributable to equity holders of the parent	(5,408,768)	(240,846)	(2,203,605)	(98,124)
Total equity	(5,408,768)	(240,846)	(2,203,605)	(98,124)
Total capitalization	16,210,264	721,826	18,356,944	817,415

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps. 22.4573 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on September 30, 2020. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(2)	Total debt does not include lease liabilities, which are included under “total liabilities” in our consolidated statement of financial position.

Principal Shareholders

Our Principal Shareholders

Our principal shareholders are Mexican investors, international investors, investment funds managed by Blue Sky Investments, and investment funds managed by Indigo Partners LLC, or Indigo. Our principal shareholders have a long history of investing in Mexico and some of them have experience in the airline industry by having formed, or by holding interests in, Avianca, Frontier, Spirit, Tiger and Wizz.

Major Shareholders and Share Ownership

The following table sets forth information as of September 30, 2020 with respect to beneficial ownership of our capital stock by:

•	each person that is a beneficial owner of 5% or more of our outstanding shares of capital stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

	Common Stock
Shareholders	Number		Percentage
5% Shareholders:	Series A	Series B	Series A	Series B
Blue Sky Investments, S.à r.l.(1)	70,201,880	44,857,124	7.6%	50.9%
Harris Associates L.P.(2)	58,947,580	-	5.8%	-
Funds managed by Indigo(3)	139,380,930	43,194,749	15.1%	49.1%
Named Executive Officers and Directors:
William A. Franke(3)	139,380,930	43,194,749	15.1%	49.1%
All Executive officers and directors as a group (one person) HSBC trust F/307750(4)	7,653,981	-	0.8%	-

(1)	Consists of 44,857,124 Series B shares and 70,201,880 Series A shares (deposited CPOs) held by Blue Sky Investments, S.à r.l. Rodrigo Antonio Escobar Nottebohm and Rémy Cornet are the managers of Blue Sky Investments, S.à r.l. and share voting and investment power over the shares held by Blue Sky Investments, S.à r.l. Messrs. Escobar Nottebohm and Cornet disclaim beneficial ownership of the shares held by Blue Sky Investments, S.à r.l. except to the extent of their respective individual pecuniary interests in these shares. Blue Sky Investments, S.à r.l. has a principal business address at: 17, Rue Robert Stümper, L-2557 Luxembourg.

(2)	Harris Associates L.P. has a principal business address at: 111 South Wacker Drive, Suite 4600 Chicago, Illinois 60606.

(3)	Consists of 135,974,070 Series A shares (deposited in the CPO trust) held by Indigo LatAm LP., 1,000,649 Series B shares and 3,228,640 Series A shares (deposited in the CPO trust) held by Long Bar LatAm, LLC, 178,220 Series A shares (deposited in the CPO trust) held by Long Bar LatAm II LP and 42,194,100 Series B shares held by Indigo Mexico Cöoperatief U.A. William A. Franke is the managing member of a fund that is the general partner of Indigo Mexico Cöoperatief U.A, and is manager of the funds of Long Bar LatAm, LLC, Indigo LatAm LP and Long Bar LatAm II LP, and as such, has voting and dispositive power over these shares. Mr. Franke disclaims beneficial ownership of the shares held by these entities except to the extent of any pecuniary interest therein. Each entity listed herein whose shares are beneficially owned by Indigo has a principal business address at: c/o Indigo Mexico Coöperatief U.A.; Schiphol Boulevard 231, 1118 Bh Amsterdam, Netherlands.

(4)	Certain executive officers benefit from a share incentive plan pursuant to which they have the right to receive an aggregate of 7,653,981 Series A shares, representing 0.83% of our Series A shares. Such shares are fully paid and held in trust for the benefit of certain of our executive officers. The shares will accrue any dividends paid by us during the time that they are deposited in the trust and prior to their release by the trustee to us. See Item 6: “Directors, Senior Management and Employees—Compensation” in our 2019 Annual Report.

After giving effect to this offering and assuming no exercise of the underwriters' option to purchase additional ADSs, Indigo Partners LLC would own 18.55% of our capital stock and Blue Sky Investments, S.à r.l. would own 12.22% of our capital stock.

Taxation

The following summary contains a general description of certain U.S. federal income tax consequences and Mexican federal income tax consequences relating to the acquisition, ownership and disposition of ADSs, Series A shares and CPOs. This summary is based on federal laws and regulations now in effect in Mexico, laws, regulations, rulings and decisions now in effect in the United States, and the provisions of the tax treaty for the avoidance of double taxation between the United States and Mexico and protocols thereto, referred to herein as the “U.S.-Mexico Tax Treaty.” It is also based in part on representations by the CPO trustee and the ADS depositary and assumes that each obligation under the CPO trust agreement, the ADS deposit agreement and any related agreements will be performed in accordance with their terms.

This summary does not describe all of the tax considerations that may be relevant to a specific investor, including Mexican investors, particularly if such investor is subject to special tax rules. Prospective investors are encouraged to consult their own independent tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of ADSs in light of their own particular circumstances, including the tax consequences under state, local, municipal, or other tax laws.

U.S. Federal Income Taxation

The following is a general discussion of certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of ADSs. This discussion deals only with U.S. Holders (as defined below) that hold ADSs as capital assets (generally, property held for investment). This discussion does not address the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or investors in such entities or arrangements, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that hold ADSs as part of a straddle or hedging, constructive sale, integrated or conversion transactions for U.S. federal income tax purposes, a person that actually or constructively owns 10% or more of the total combined voting power or value in Volaris stock, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. expatriates or persons whose functional currency is not the U.S. dollar).

The discussion is based on the U.S. Internal Revenue Code of 1986, as amended through the date hereof, or the Code, its legislative history, existing and proposed U.S. Treasury regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, perhaps with retroactive effect. No assurance can be given that the Internal Revenue Service, or the IRS, will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not include any description of the tax laws of any state, local, municipal or non-U.S. government (except for certain Mexican federal tax consequences, discussed below) that may be applicable to a particular investor and does not consider any aspects of U.S. federal tax law other than income taxation.

As used herein, the term “U.S. Holder” means a beneficial owner of an ADS that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of that trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or an entity or an arrangement that is treated as a partnership for U.S. federal income tax purposes holds ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold ADSs are encouraged to consult their tax advisors.

Except where specifically described below, this discussion assumes that Volaris is not a passive foreign investment company as defined in section 1297 of the Code, or a PFIC, for U.S. federal income tax purposes. See the discussion under “—Passive Foreign Investment Company Considerations” below.

The discussion below assumes that the representations contained in the CPO trust agreement and ADS deposit agreement are true and that the obligations in the CPO trust agreement, ADS deposit agreement and any related agreements will be complied with in accordance with their terms. In general, for U.S. federal income tax purposes, U.S. Holders who own ADSs will be treated as the beneficial owners of the CPOs represented by those ADSs and each CPO should represent a beneficial interest in the Series A Shares represented by those CPOs. The U.S. Treasury Department has expressed concern that depositaries for ADRs, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. Holders of such receipts or shares. These actions would also be inconsistent with claiming the reduced rate for “qualified dividend income” described below. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Mexican withholding taxes and availability of the reduced rate for qualified dividend income could be affected by future actions that may be taken by the ADS depositary and the U.S. Treasury Department.

For U.S. federal income tax purposes, U.S. Holders who own ADSs will be treated as the beneficial owners of the CPOs represented by those ADSs. Based on the nature of the CPO trust and the applicable legal authorities, a U.S. Holder who owns CPOs, or is treated as owning CPOs, should be treated as the beneficial owner of the Series A Shares represented by the CPOs. However, the U.S. federal income tax treatment of U.S. Holders that are beneficial owners of CPOs is not entirely clear. The IRS could assert that such U.S. Holders should be treated as owning an interest in an entity or arrangement treated as a foreign trust for U.S. federal income tax purposes. In that case, the U.S. federal income tax consequences to the U.S. Holder should be the same as outlined below; however, the U.S. Holder may also be subject to certain additional tax reporting obligations under the foreign trust rules. If these tax reporting obligations were determined to apply to a U.S. Holder and the U.S. Holder did not comply with such obligations, the U.S. Holder could be subject to substantial penalties. U.S. Holders seeking to obtain CPOs in exchange for ADSs are encouraged to consult their own tax advisors regarding the treatment of the CPOs, including the possibility, and U.S. federal income tax consequences of, the CPO trust being treated as a foreign trust.

EACH PERSON CONSIDERING THE ACQUISITION OF ADSs IS ENCOURAGED TO CONSULT ITS OWN INDEPENDENT TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ADSs.

Taxation of Dividends and Other Distributions

Subject to the “passive foreign investment company” rules discussed below, distributions of cash or property with respect to ADSs (including the amount of any Mexican taxes withheld on any such distribution, if any) will constitute ordinary dividend income to the extent of Volaris’ current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), which generally will be includible in a U.S. Holder’s gross income on the day on which the dividends are received by the CPO trustee. Any distributions in excess of such earnings and profits will constitute a nontaxable return of capital and reduce a U.S. Holder’s tax basis in such ADSs. To the extent such distributions exceed a U.S. Holder’s tax basis in its ADSs, such excess will constitute capital gain and generally will be treated as described below under “—Sale or Other Taxable Disposition of ADSs.” Dividends on ADSs will not be eligible for the dividends received deduction allowed to U.S. corporations. We do not currently intend to maintain calculations of our earnings and profits under U.S. federal income tax principles. Accordingly, U.S. Holders should expect that all distributions made with respect to the ADSs generally will be treated as dividends (as described above).

A U.S. Holder may be entitled, subject to a number of complex limitations and conditions (including a minimum holding period requirement), to claim a U.S. foreign tax credit in respect of any Mexican income taxes withheld at the appropriate rate applicable to the U.S. Holder on dividends received in respect of the ADSs. A U.S. Holder who does not elect to claim a credit for any foreign income taxes paid during the taxable year may instead claim a deduction in respect of such income taxes provided the U.S. Holder elects to deduct (rather than credit) all foreign income taxes for that year. Dividends received in respect of ADSs generally will be treated as foreign-source income, subject to various classifications and other limitations and generally will be treated as passive category income for most U.S. Holders. The rules relating to computing foreign tax credits or deducting foreign taxes are extremely complex, and

U.S. Holders are encouraged to consult their own tax advisors regarding the availability of foreign tax credits under their particular circumstances.

Dividends paid in pesos (including the amount of any Mexican taxes withheld therefrom, if any) will be includible in a U.S. Holder’s gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the pesos are actually or constructively received by the CPO trustee, regardless of whether the dividends are converted into U.S. dollars at that time. If the pesos are converted to U.S. dollars on the date of such receipt, a U.S. Holder generally will not recognize an exchange gain or loss. However, if the U.S. Holder converts the pesos into U.S. dollars on a later date, the U.S. Holder must include in gross income any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received by the CPO trustee and (ii) the amount received by the U.S. Holder on the conversion of the pesos into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in a U.S. Holder’s gross income to the date such payment is converted into U.S. dollars will be exchange gain or loss and will be treated as ordinary income or loss. Such gain or loss generally will be treated as income from sources within the United States. U.S. Holders are encouraged to consult their own independent tax advisors regarding the treatment of exchange gain or loss, if any, on any pesos received that are converted into U.S. dollars on a date subsequent to receipt by the CPO trustee.

Distributions treated as dividends that are received by a non-corporate U.S. Holder (including an individual) from “qualified foreign corporations” generally qualify for a reduced rate of taxation so long as certain holding period and other requirements are met. Dividends paid on ADSs should qualify for the reduced rate if Volaris is treated as a “qualified foreign corporation.” For this purpose, a qualified foreign corporation means any foreign corporation provided that: (i) the corporation was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a “passive foreign investment company” (as discussed below), (ii) certain holding period requirements are met and (iii) either (A) the corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules or (B) the stock with respect to which such dividend was paid is readily tradable on an established securities market in the United States. The ADSs should be considered to be readily tradable on an established securities market in the United States as they are listed on the New York Stock Exchange. U.S. Holders are encouraged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs.

Sale or Other Taxable Disposition of ADSs

Subject to the passive foreign investment company rules discussed below, upon the sale or other taxable disposition of ADSs, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other taxable disposition and such U.S. Holder’s tax basis in such ADSs. The amount realized on a sale or other taxable disposition of ADSs generally will be equal to the sum of the amount of cash and the fair market value of any other property received. Gain or loss recognized by a U.S. Holder on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the ADSs have been held for more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes. Deposits and withdrawals of CPOs by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

If Mexican income tax is withheld on the sale or other taxable disposition of ADSs, the amount realized by a U.S. Holder will include the gross amount of the proceeds of that sale or other taxable disposition before deduction of the Mexican income tax. A U.S. Holder who is eligible for the benefits of the U.S.-Mexico Tax Treaty, and elects its application, may be able to elect to treat capital gain or loss, if any, realized on the sale or other taxable disposition of ADSs that is subject to Mexican income tax as foreign source gain or loss for U.S. foreign tax credit purposes. Consequently, in the case of a gain from the disposition of an ADS that is subject to Mexican income tax, a U.S. Holder, subject to a number of complex limitations and conditions (including a minimum holding period requirement), may be able to benefit from the foreign tax credit for that Mexican income tax. Otherwise, any gain from the disposition of an ADS that is subject to Mexican income tax will be treated as a U.S. source gain and a U.S. Holder may not be able to benefit from the foreign tax credit for that Mexican income tax (i.e., because the gain from the disposition would be U.S. source), unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources. Alternatively, the U.S. Holder may elect to take a deduction for the Mexican income tax, provided that the U.S. Holder elects to deduct all foreign taxes paid or accrued for the taxable year. The rules governing foreign tax credits are complex, and a U.S. Holder is encouraged to consult its own tax advisor regarding the availability of foreign tax credits under its particular circumstances.

Passive Foreign Investment Company Considerations

Special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the gross value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets (other than gains from the disposition of property that is inventory) and gains from commodities and securities transactions. In addition, if the non-U.S. corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation.

The determination as to whether a non-U.S. corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, the composition of the income and assets of the non-U.S. corporation from time to time and the nature of the activities performed by such non-U.S. corporation. Based on current estimates of Volaris’ gross income and gross assets, the nature of its business and its current business plans (all of which are subject to change), Volaris does not believe it was classified as a PFIC for its 2019 taxable year and it does not expect to be classified as such for its current taxable year (although the determination cannot be made until the end of such taxable year), and Volaris intends to continue its operations in such a manner that it does not expect to be classified as a PFIC in the foreseeable future. There can be no assurance in this regard, because the PFIC determination is made annually and is based on the portion of Volaris’ assets and income that is characterized as passive under the PFIC rules. Moreover, Volaris’ business plans may change, which may affect the PFIC determination in future years. Because of these uncertainties, it is possible that Volaris may be a PFIC for the current or any other taxable year.

If Volaris is or becomes a PFIC for any taxable year during which a U.S. Holder holds ADSs, the U.S. Holder will be subject to special tax rules with respect to any “excess distributions” that the U.S. Holder receives and any gain realized from a sale or other disposition of the ADSs, unless the U.S. Holder makes a “mark-to-market” election or a “qualified electing fund” election, as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ADSs will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which Volaris became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for the applicable class of taxpayer for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution”cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if a U.S. Holder holds the ADSs as capital assets. If Volaris were a PFIC, certain subsidiaries and other entities in which Volaris has a direct or indirect interest may also be PFICs, or “Lower-tier PFICs”. Under attribution rules, U.S. Holders would be deemed to own their proportionate shares of Lower-tier PFICs and would be subject to U.S. federal income tax according to the rules described above on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though such U.S. Holder had not received the proceeds of those distributions or dispositions.

If Volaris is a PFIC, a U.S. Holder may avoid taxation under the rules described above by making a “qualified electing fund” election to include such U.S. Holder’s share of Volaris’ income on a current basis, provided that Volaris furnishes such U.S. Holder annually with certain tax information. If Volaris concludes that it should be treated as a PFIC for any taxable year, Volaris intends to notify each U.S. Holder of such fact. However, there can be no guarantee that Volaris will be willing or able to provide the information needed by any U.S. Holder to make a “qualified electing fund” election with respect the ADSs.

If a U.S. Holder makes a “qualified electing fund” election, such U.S. Holder generally will be taxable currently on its pro rata share of Volaris’ ordinary earnings and net capital gains (at ordinary income and capital gain rates, respectively) for each taxable year during which Volaris is treated as a PFIC, regardless of whether or not such U.S. Holder receives distributions, so that the U.S. Holder will recognize taxable income without the corresponding receipt of cash from Volaris with which to pay the resulting tax obligation. The basis in the ADSs held by such U.S. Holder will be increased to reflect taxed but undistributed income. Distributions of income that were previously taxed will result in a corresponding reduction of basis in the ADSs, and will not be taxed again as distributions to the U.S. Holder.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock (but not for the shares of any Lower-tier PFIC) to elect out of the tax treatment discussed above. A U.S. Holder electing the mark-to-market regime generally would compute gain or loss at the end of each taxable year as if the ADSs had been sold at fair market value. Any gain recognized by the U.S. Holder under mark-to-market treatment, or on an actual sale, would be treated as ordinary income, and the U.S. Holder would be allowed an ordinary deduction for any decrease in the value of its ADSs as of the end of any taxable year, and for any loss recognized on an actual sale, but only to the extent, in each case, of previously included mark-to-market income not offset by previously deducted decreases in value. Any loss on an actual sale of ADSs would be a capital loss to the extent it exceeds previously included mark-to-market income not offset by previously deducted decreases in value. A U.S. Holder’s basis in ADSs will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes such an election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by Volaris, except that the reduced rate discussed above under “—Taxation of Dividends and Other Distributions” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The New York Stock Exchange is a qualified exchange and, consequently, if the ADSs are regularly traded, the mark-to-market election would be available to a U.S. Holder of ADSs if Volaris were treated as a PFIC.

A U.S. Holder who owns ADSs during any taxable year that Volaris is treated as a PFIC would be required to file IRS Form 8621 in order to comply with an annual filing requirement. U.S. Holders are encouraged to consult their own tax advisors regarding the application of the PFIC rules to the ADSs, the availability and advisability of making a “qualified electing fund” election or mark-to-market election to avoid the adverse tax consequences of the PFIC rules should Volaris be considered a PFIC for any taxable year and the application of the information reporting requirements to their particular situation.

Additional Tax on Net Investment Income

If a U.S. holder is not a corporation, such U.S. Holder generally will be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include any dividend income on the ADSs and gain recognized by the U.S. holder with respect to the sale or other taxable disposition of the ADSs, unless such income or gain is derived in the ordinary course of the U.S. Holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are encouraged to consult their own tax advisors regarding the applicability of the additional tax on net investment income to their income and gain in respect of the ADSs.

U.S. Information Reporting and Backup Withholding

Dividend payments with respect to ADSs and proceeds from the sale, exchange or redemption of ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund in a timely manner with the IRS and furnishing any required information. U.S. Holders are encouraged to consult their tax advisors regarding the application of the information reporting rules to ADSs and the application of the U.S. information reporting and backup withholding rules.

In addition, certain individual U.S. Holders should be aware that additional reporting requirements may apply with respect to the holding of certain foreign financial assets, including stock of foreign issuers which is not held in an account maintained by certain financial institutions, if the aggregate value of all of such assets exceeds U.S.$50,000 on the last day of the taxable year or U.S.$75,000 at any time during the taxable year. U.S. Holders are encouraged to consult their own tax advisors regarding the application of these additional reporting requirements to their particular situations.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ADSs.

Mexican Taxation

General

The following summary of certain Mexican federal income tax consequences of the purchase, ownership and disposition of ADSs or CPOs, or the Series A shares underlying the CPOs, is based upon the federal tax laws of Mexico as in effect on the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This summary solely addresses tax consequences applicable to non-residents of Mexico for tax purposes (which are defined below). Prospective purchasers of ADSs, CPOs or Series A shares including residents and non-residents of Mexico for tax purposes (or non-residents of Mexico), are encouraged to consult their own tax advisors as to the consequences, under the tax laws of Mexico (or any state or municipality thereof) or any other jurisdiction, of the purchase, ownership and disposition of ADSs, CPOs and directly or indirectly Series A shares (whether or not underlying the CPOs), including, in particular, the effect of any foreign, state, local or municipal tax laws.

This summary does not describe any tax consequences arising under the laws of any state or municipality within Mexico, other than the federal laws of Mexico.

Holders of ADSs or CPOs are encouraged to consult their own tax advisors as to their entitlement to the benefits, if any, afforded by the U.S.-Mexico Tax Treaty. Mexico has also entered into and is negotiating several other tax treaties with various countries, that may have an impact on the tax treatment of the purchase, ownership and disposition of ADSs, CPOs, or Series A shares. Prospective purchasers of the ADSs, CPOs or Series A shares are encouraged to consult their own tax advisors as to the tax consequences, if any, of any such treaties.

For purposes of Mexican taxation, individuals are residents of Mexico for tax purposes if such individuals have established their permanent home in Mexico, unless they also have a permanent home in a different country, in which case such individuals will only be considered residents of Mexico for tax purposes if they have their center of vital interests (centro de intereses vitales) in Mexico. Mexican law considers individuals to have their center of vital interests in Mexico if (i) more than 50% of their income results from Mexican sources, or (ii) their principal center of professional activities is located in Mexico, among other circumstances. An individual will also be considered a resident of Mexico if such individual is a state employee, regardless of the location of such person’s center of vital interests. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which her/his income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is considered a Mexican tax resident.

A legal entity is a resident of Mexico if it maintains the principal administration of its business or the effective location of its management in Mexico. The main administration of a business or the effective location of management is deemed to exist in Mexico if the individual or individuals having the authority to decide or effect the decisions of control, management, operation or administration are located in Mexico.

A permanent establishment in Mexico of a non-Mexican resident will be required to pay taxes in Mexico on income attributable to such permanent establishment in accordance with applicable law.

All persons not satisfying the aforementioned requirements for being deemed as residents of Mexico for tax purposes, are considered non-residents of Mexico for tax purposes. This summary addresses certain tax consequences to such non-residents of Mexico.

Dividends

Pursuant to the Mexican Income Tax Law, dividends, either in cash or in kind, paid to non-residents of Mexico with respect to the ADSs or CPOs, will generally be subject to a 10% Mexican withholding tax, provided that such dividends will be exempt from Mexican withholding taxes if dividends correspond to profits that were subject to taxation at the corporate level prior to January 1, 2014. This Mexican withholding tax is considered final and cannot be credited against any other tax in Mexico. Non-residents of Mexico may be subject to a lower tax rate, to the extent that such non-residents are eligible for benefits under an income tax treaty to which Mexico is a party, which is in effect (and are able to demonstrate their entitlement to such benefits). Dividends paid from distributable earnings that have not been subject to Mexican corporate income tax are subject to a tax at the corporate level, payable by us, in addition to the withholding tax described above. This corporate tax paid by us in respect of any such dividend distribution is not final and may be credited by us against our corporate income tax liability during the fiscal year in which the tax was paid and for the following two years. Dividends paid from our net after tax account balance are not subject to this corporate income tax.

Disposition of ADSs or CPOs

Under the Mexican Income Tax Law and regulations thereunder, the tax rate on capital gains realized by a non-resident of Mexico from a disposition of ADSs or CPOs through the Mexican Stock Exchange or any other recognized market is generally 10%. The aforementioned tax is generally payable through a withholding made by the Mexican financial intermediaries through which the sale is effected.

However, such withholding would not apply to the extent that a non-resident of Mexico is a resident of a country that has an income tax treaty to which Mexico is a party and which is in effect. To benefit from this exemption, a record non-resident of Mexico owner must provide sufficient evidence to the relevant Mexican financial intermediaries, to certify the non-resident’s residence in a country with which Mexico has entered into an income tax treaty which is in effect.

To be eligible for the 10% tax or the exemption, several other requirements must be satisfied, including that the non-resident of Mexico must (i) have purchased and sold the ADSs or Series A shares (through CPOs) in the Mexican Stock Exchange or other recognized securities market, (ii) not hold 10% or more of our total outstanding Series A shares (through CPOs or ADSs) nor transfer 10% or more of our total outstanding Series A shares (through CPOs or ADSs) in one or several transaction within a twenty four-month period, (iii) not transfer control of us by transferring the Series A shares (through CPOs or ADSs), and (iv) not transfer the Series A shares (through CPOs or ADSs) in a transaction that is not considered a market transaction.

Gains on the sales of our ADSs or CPOs by a non-resident of Mexico not carried out through the Mexican Stock Exchange or other stock exchange or securities market approved by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) will generally be subject to a 35% income tax rate on the capital gain, unless such non-resident holder is entitled to the benefits of a double taxation treaty.

Pursuant to the U.S.-Mexico Tax Treaty, gains realized by a U.S. resident which is eligible to the benefits of the U.S.-Mexico Tax Treaty from the sale or other disposition of our ADSs or CPOs, even if the sale or disposition is not carried out under the circumstances described in the preceding paragraphs, will not be subject to Mexican federal income tax, provided that the gains are not attributable to a permanent establishment for tax purposes in Mexico, and further provided that such U.S. holder owned less than 25% of our shares (through CPOs or directly) representing our capital stock, directly or indirectly, during the 12-month period preceding any such disposition, and provided that certain formal requirements set forth by the Mexican Income Tax Law are also complied with. U.S. residents should consult their own tax advisors as to their possible eligibility under the U.S.-Mexico Tax Treaty.

Other Mexican Taxes

There are currently no Mexican estate, gift, inheritance or value added taxes applicable to the purchase, ownership or disposition of ADSs or CPOs. However, gratuitous transfers of ADSs or CPOs may result in the imposition of a Mexican federal income tax upon the recipient in certain circumstances.

There are currently no Mexican stamp, registration or similar taxes payable with respect to the purchase, ownership or disposition of ADSs or CPOs.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement for sales outside of Mexico, dated the date of this prospectus supplement, the underwriters, for whom Morgan Stanley & Co. LLC, Evercore Group L.L.C., Santander Investment Securities Inc. and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. LLC	5,187,521
Evercore Group L.L.C.	4,092,674
Santander Investment Securities Inc.	2,143,553
Citigroup Global Markets Inc.	988,126
BofA Securities, Inc.	988,126
Total	13,400,000

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below.

The underwriters initially propose to offer a portion of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of U.S.$0.273375 per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters. The underwriters may sell the ADSs through their affiliates.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 20,100,000 additional CPOs in the form of ADSs at the public offering prices listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise their option in full, the total amount of the offering to the public would be U.S.$173,362,500, the total underwriters’ discounts and commissions would be U.S.$7,021,181.25 and total net proceeds to us would be U.S.$164,419,234.54. We have also agreed to reimburse the underwriters for certain of their expenses in the amount of up to U.S.$250,000.

The ADSs are listed on the New York Stock Exchange under the trading symbol “VLRS” and the Series A shares are listed on the Mexican Stock Exchange under the trading symbol “VOLAR.” We, our executive officers and directors and certain shareholders, who beneficially own a substantial portion of the shares of our common stock, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, Evercore Group L.L.C. and Santander Investment Securities Inc. we and they will not, during the period ending, in our case and the case of our executive officers and directors, 90 days, and in the case of the certain shareholders, 75 days, after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the ADSs, CPOs, Series A shares, or Series B shares, or any securities convertible into or exercisable or exchangeable for the ADSs, CPOs, Series A shares or Series B shares;

•	file any registration statement with the SEC or the CNBV relating to the offering of any of the ADSs, CPOs, Series A shares, or Series B shares or any securities convertible into or exercisable or exchangeable for the ADSs, CPOs, Series A shares or Series B shares; or

•	enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the ADSs, CPOs, Series A shares or Series B shares;

whether any transaction described above is to be settled by delivery of the ADSs or Series A shares or such other securities, in cash or otherwise. In addition, we and they will not, without the prior written consent of Morgan Stanley & Co. LLC, Evercore Group L.L.C. and Santander Investment Securities Inc., during the period ending, in our case and the case of our executive officers and directors, 90 days, and in the case of the certain shareholders, 75 days, after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any ADSs, CPOs, Series A shares or Series B shares or any security convertible or exercisable or exchangeable for ADSs, CPOs, Series A shares or Series B shares.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of the ADSs to the underwriters;

•	the issuance by us of the ADSs or Series A shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to ADSs, CPOs, Series A shares, Series B shares or other securities acquired in open market transactions after the completion of the offering of the shares; or

•	facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of our company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ADSs, CPOs, Series A shares or Series B shares, provided that such plan does not provide for the transfer of ADSs, CPOs, Series A shares or Series B shares during the 90-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of our company.

Morgan Stanley & Co. LLC, Evercore Group L.L.C. and Santander Investment Securities Inc., in their sole discretion, may release the ADSs, CPOs, Series A shares, Series B shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to the underwriters or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

We and any broker-dealers that act in connection with the sale of CPOs in the form of ADSs may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more of the underwriters participating in this offering. Morgan Stanley & Co. LLC, Evercore Group L.L.C. and Santander Investment Securities Inc. may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Morgan Stanley & Co. LLC, Evercore Group L.L.C. and Santander Investment Securities Inc. to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and the United Kingdom

In relation to each member state of the European Economic Area and the United Kingdom, each underwriter has represented and agreed that it has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any ADSs to any retail investor in the European Economic Area or the United Kingdom. For the purposes of this provision:

a)	the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

ii.	a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

iii.	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs.

This selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

Switzerland

The ADSs will not be publicly offered or distributed in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27ff of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. The ADSs may be offered in Switzerland privately only to a select circle of investors without the use of any public means of information or advertisement.

Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore . Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA,”(ii) to a relevant person pursuant to Section 275(2), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the ADSs are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), and the underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan.

Dubai

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying prospectus. The ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Enforceability Of Civil Liabilities

We are a public variable capital public stock corporation (sociedad anónima bursatil de captial variable) organized under the laws of Mexico and our by-laws are governed by Mexican law. Substantially all of our directors and officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against us in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C, that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Additionally, Mijares, Angoitia, Cortés y Fuentes, S.C. has advised us, among other things, that no treaty is currently in effect between the United States and Mexico that addresses the reciprocal enforcement of foreign judgments, and that service of process by mail does not constitute effective service under Mexican law and if a final judgment is obtained based on service of process by mail, it would not be enforceable in Mexico.

Where You Can Find More Information

We are an SEC registrant subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, file with, or furnish to, the SEC certain reports and other information. As a foreign private issuer, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Mexico, which differ from those in the United States. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Such documents are also available to the public from the SEC’s website at www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future annual reports on Form 20-F filed with the SEC pursuant to the Exchange Act, until we complete our offerings of CPOs in the form of ADSs:

•	our Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC on April 28, 2020, which we refer to as the “2019 Annual Report”;

•	our Current Report on Form 6-K furnished to the SEC on June 12, 2020, containing a press release announcing the appointment of Jaime Esteban Pous Fernández as our new interim Chief Financial Officer, reporting to Enrique Javier Beltranena Mejicano, Chief Executive Officer;

•	our Current Report on Form 6-K furnished to the SEC on September 30, 2020, containing a copy of our amended and restated by-laws;

•	our Current Report on Form 6-K furnished to the SEC on October 5, 2020, announcing adjustments to certain of our hedging relationships in respect of non-derivative financial instruments that led to a positive adjustment in our results for the period ended June 30, 2020;

•	our Current Report on Form 6-K furnished to the SEC on October 30, 2020, announcing the appointment of Jimmy Zadigue as Internal Audit Director, Carlos Alberto González López as IT and Corporate Transformation Director, and Alejandro Alba Molina as Corporate Controller and Compliance Director;

•	our Current Report on Form 6-K furnished to the SEC on December 7, 2020, containing a discussion and analysis of our results of operations and financial condition for the third quarter of 2020 and our unaudited, consolidated financial statements as of September 30, 2020 and for the nine month periods ended September 30, 2020 and 2019 contained therein; and

•	the description of our common stock contained in our registration statement on Form F-1 filed with the SEC on September 16, 2013.

We may also incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such form that it is being incorporated by reference to this prospectus.

You may request a copy of our SEC filings, at no cost, by contacting us at the number or address specified below.

Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B
Colonia Zedec Santa Fe
Mexico, Mexico City, 01210
Attention: Investor Relations
Email: ir@volaris.com
Tel.: +52-55-5261-6400

Legal Matters

The validity of the Series A shares and the CPOs will be passed upon for us by Mijares, Angoitia, Cortés y Fuentes, S.C. and for the underwriters by Ritch, Mueller, Heather y Nicolau, S.C. The validity of the ADSs will be passed upon for us by Shearman & Sterling LLP and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

Experts

The consolidated financial statements of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. appearing in Controladora Vuela Compañía de Aviación, S.A.B. de C.V.’s Annual Report (Form 20-F) for the year ended December 31, 2019, and the effectiveness of Controladora Vuela Compañía de Aviación, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2019 have been audited by Mancera, S.C., independent registered public accounting firm and a member practice of Ernst & Young Global Limited, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Ordinary Participation Certificates
in the form of American Depositary Shares

Rights Offerings to Subscribe for Ordinary Participation Certificates in the form of American Depositary Shares

We may offer and sell, from time to time, in one or more offerings, including rights offerings by us, Ordinary Participation Certificates (Certificados de Participación Ordinarios) or “CPOs”, in the form of American Depositary Shares, or “ADSs”, covered by this prospectus in a maximum aggregate offering amount of up to U.S.$162,702,750.00. The ADSs will be evidenced by American Depositary Receipts, or ADRs. The CPOs have been issued by Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Dessarrollo, or the CPO trustee, and the necessary CPOs underlying the ADSs will be released in connection with any offering. Each ADS represents ten CPOs and each CPO represents a financial interest in one of our Series A shares. The CPOs will grant no voting rights and consequently the ADSs will grant no voting rights.

We may offer and sell the CPOs in the form of ADSs covered by this prospectus to or through underwriters, dealers and agents, or directly to purchasers on a continuous or delayed basis. We will provide the specific terms and prices of the CPOs in the form of ADSs that we may offer in supplements to this prospectus or other offering materials, including the terms of any rights offerings to subscribe for such securities. The prospectus supplements or other offering materials may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement or other offering materials. The prices and terms of the CPOs that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. You should read this prospectus and any applicable prospectus supplement or other offering materials carefully before you invest in the CPOs in the form of ADSs, including whether you choose to participate in any rights offering to subscribe for CPOs in the form of ADSs.

Our Series A shares are listed on the Mexican Stock Exchange under the trading symbol “VOLAR” and our ADSs are listed on the New York Stock Exchange under the trading symbol “VLRS”.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 7, 2020.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or any other offering materials or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any other offering materials as well as the information contained in any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf” registration process. Under the shelf registration process, we may sell our CPOs in the form of ADSs and rights to subscribe for CPOs in the form of ADSs that are described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the CPOs in the form of ADSs and rights to subscribe for CPOs in the form of ADSs we may offer. Each time we offer our CPOs in the form of ADSs or rights to subscribe for CPOs in the form of ADSs, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement and any other offering materials may also add to, update or change any of the information contained in this prospectus. The prospectus supplement and any other offering materials may also contain information about any material U.S. federal income tax considerations relating to our CPOs in the form of ADSs and rights to subscribe for CPOs in the form of ADSs described in the prospectus supplement or other offering materials. You should read this prospectus, the applicable prospectus supplement and any other offering materials, together with the additional information described under “Where You Can Find More Information” before making an investment decision. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement, pricing supplement or other offering materials.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the CPOs in the form of ADSs offered under this prospectus, including through rights offerings. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are an SEC registrant subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly, file with, or furnish to, the SEC certain reports and other information. As a foreign private issuer, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Mexico, which differ from those in the United States. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Such documents are also available to the public from the SEC’s website at www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future annual reports on Form 20-F filed with the SEC pursuant to the Exchange Act, until we complete our offerings of CPOs in the form of ADSs, including through rights offerings:

●	our Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC on April 28, 2020, which we refer to as the “2019 Annual Report”;

●	our Current Report on Form 6-K furnished to the SEC on July 27, 2020, only in respect of our unaudited, consolidated financial statements at June 30, 2020 and for the six month periods ended June 30, 2020 and 2019 contained therein;

●	our Current Report on Form 6-K furnished to the SEC on June 12, 2020, containing a press release announcing the appointment of Jaime Esteban Pous Fernández as its new interim Chief Financial Officer, reporting to Enrique Javier Beltranena Mejicano, Chief Executive Officer;

●	our Current Report on Form 6-K furnished to the SEC on September 30, 2020, containing a copy of our amended and restated by-laws;

●	our Current Report on Form 6-K furnished to the SEC on October 5, 2020, announcing adjustments to certain of our hedging relationships in respect of non-derivative financial instruments that led to a positive adjustment in our results for the period ended June 30, 2020; and

●	the description of our common stock contained in our registration statement on Form F-1 filed with the SEC on September 16, 2013.

We may also incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such form that it is being incorporated by reference to this prospectus.

You may request a copy of our SEC filings, at no cost, by contacting us at the number or address specified below.

Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B
Colonia Zedec Santa Fe
Mexico, Mexico City, 01210
Attention: Investor Relations
Email: ir@volaris.com
Tel.: +52-55-5261-6400

FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our expectations, beliefs or projections concerning future events and financial trends affecting the financial condition of our business. When used in this prospectus, the words “expects,” “intends,” “estimates,” “predicts,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “potential,” “outlook,” “may,” “continue,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals, or actions we may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding our intentions and expectations regarding the delivery schedule of aircraft on order, announced new service routes and customer savings programs. Forward-looking statements should not be read as a guarantee or assurance of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from our expectations, including the competitive environment in the airline industry; our ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; health outbreaks, pandemics and concerns with safety; our ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in our Securities and Exchange Commission filings. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the competitive environment in our industry;

●	ability to keep cost low;

●	changes in our fuel cost, the effectiveness of our fuel cost hedges and our ability to hedge fuel costs;

●	the impact of worldwide economic conditions, including the impact of the economic recession on customer travel behavior;

●	actual or threatened terrorist attacks, global instability, geopolitical risks and potential U.S. military actions or activities;

●	ability to generate non-ticket revenues;

●	external conditions, including air traffic congestion, weather conditions and outbreak of disease and pandemics;

●	ability to maintain slots in the airports that we operate and service provided by airport operators;

●	ability to operate through new airports that match our operative criteria;

●	air travel substitutes;

●	labor disputes, employee strikes and other labor-related disruptions, including in connection with our negotiations with our union;

●	ability to attract and retain qualified personnel;

●	loss of key personnel;

●	aircraft-related fixed obligations;

●	dependence on cash balances and operating cash flows;

●	our aircraft utilization rate;

●	maintenance costs;

●	our reliance on automated systems and the risks associated with changes made to those systems;

●	use of personal data;

●	lack of marketing alliances;

●	government regulation, changes in law and interpretation and supervision of compliance with applicable law;

●	maintaining and renewing our permits and concessions;

●	our ability to execute our growth strategy;

●	operational disruptions;

●	our indebtedness;

●	our liquidity;

●	our reliance on third-party vendors and partners;

●	our reliance on a single fuel provider in Mexico;

●	an aircraft accident or incident;

●	our aircraft and engine suppliers;

●	changes in the Mexican and VFR (passengers who are visiting friends and relatives) markets;

●	insurance costs;

●	environmental regulations;

●	cyber-attacks;

●	our ability to respond to global health crises, such as the recent outbreak of the coronavirus disease (COVID-19); and

●	other risk factors included under “Risk Factors” in the 2019 Annual Report, the accompanying prospectus supplement and any other filings incorporated by reference herein.

In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

THE USE OF CERTAIN TERMS

In this prospectus, we use the term “Volaris” to refer to Controladora Vuela Compañía de Aviación, S.A.B. de C.V., “Volaris Opco” to refer to Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., “Comercializadora” to refer to Comercializadora Volaris, S.A. de C.V., “Servicios Corporativos” to refer to Servicios Corporativos Volaris, S.A. de C.V., “Servicios Administrativos” to refer to Servicios Administrativos Volaris, S.A. de C.V., “Servicios Earhart” to refer to Servicios Earhart, S.A., “Vuela” to refer to Vuela, S.A., “Vuela Aviación” to refer to Vuela Aviación, S.A., “Viajes Vuela” to refer to Viajes Vuela, S.A. de C.V., “Comercializadora Frequenta” to refer to Comercializadora V. Frecuenta, S.A. de C.V., and “Vuela El Salvador” to refer to Vuela El Salvador, S.A. de C.V. Volaris Opco, Comercializadora, Servicios Corporativos, Servicios Administrativos, Vuela, Vuela Aviación, Viajes Vuela, Comercializadora Frecuenta and Vuela El Salvador are wholly-owned subsidiaries of Volaris. The terms “we,” “our” and “us” in this prospectus refer to Volaris, together with its subsidiaries, and to properties and assets that they own or operate, unless otherwise specified. References to “Series A shares” refer to Series A shares of Volaris.

GLOSSARY OF AIRLINES AND AIRLINE TERMS

Set forth below is a glossary of industry terms used in this prospectus:

“Airbus” means Airbus S.A.S.

“Available seat miles” or “ASMs” means the number of seats available for passengers multiplied by the number of miles the seats are flown.

“CASM” or “unit costs” means total operating expenses, net divided by ASMs.

“Latin America” means, collectively, Mexico, the Caribbean, Central America and South America.

“Load factor” means RPMs divided by ASMs and expressed as a percentage.

“Low-cost carrier” means an airline that typically flies direct, point-to-point flights, often serves major markets through secondary, lower cost airports in the same regions as major population centers, provides a single class of service, thereby increasing the number of seats on each flight and avoiding the significant and incremental cost of offering premium-class services, and tends to operate fleets with only one or two aircraft families, in order to maximize the utilization of flight crews across the fleet, improve aircraft scheduling efficiency and flexibility and minimize inventory and aircraft maintenance costs.

“On-time” means flights arriving within 15 minutes of the scheduled arrival time.

“ULCC” or “ultra-low-cost carrier” means an airline that belongs to a subset of low-cost carriers, which distinguishes itself by using a business model with an intense focus on low-cost, efficient asset utilization, unbundled revenue sources aside from the base fares with multiple products and services offered for additional fees. In the United States, Frontier Airlines Inc., Spirit Airlines, Inc. and Allegiant define themselves as ULCCs and Volaris and Aeroenlaces Nacionales, S.A. de C.V. follow the ULCC model in Mexico.

Additional defined terms can be found in the 2019 Annual Report.

THE COMPANY

We are a ULCC incorporated under the laws of Mexico. We were founded on October 27, 2005 under the name Controladora Vuela Compañía de Aviación, S.A. de C.V. by Blue Sky Investments, S.à r.l., Discovery Air Investments, L.P., Corporativo Vasco de Quiroga, S.A. de C.V. and Sinca Inbursa, S.A. de C.V., Sociedad de Inversión de Capitales. Since we began operations in 2006, we have increased our routes from five to more than 142 and grown our cost-efficient Airbus A320 family aircraft from four to 84. We currently operate up to 311 daily flight segments on routes that connect 44 cities in Mexico as well as 20 cities in the United States and Central America. We have substantial market presence in the top five airports in Mexico, based on number of passengers, comprising Cancún, Guadalajara, Mexico City, Monterrey and Tijuana. The main cities we currently serve are home to some of the most populous Mexican communities in the United States based on data from the Pew Hispanic Research Center. Additionally, our operating subsidiary in Costa Rica, Vuela Aviación, has been operating since December 1, 2016. We have replicated our ultra-low-cost model in Central America by offering low base fares and point-to-point service in the region. We signed a codeshare agreement with U.S. ultra-low-cost carrier Frontier, which started operations on August 23, 2018. We expect this agreement, one of the first ever between ULCCs, to open additional ultra-low fare travel options between Mexico and the United States. In particular, we currently serve 20 destinations in the U.S. and 44 in Mexico, of which 19 coincide with Frontier destinations in both countries. We believe that the codeshare agreement will enhance the potential for connecting itineraries.

Our ULCC business model and low CASM allow us to compete principally through offering low base fares to stimulate demand. We use our yield management system to set our fares in an effort to achieve appropriate yields and load factors on each route we operate. We use promotional fares to stimulate demand and our base fares are priced to compete with long-distance bus fares in Mexico.

In addition to low fares, we also aim to deliver a high quality flying experience to our passengers. We strive to deliver on-time performance to our customers, with an 84.1% on-time performance rate for the six month period ended on June 30, 2020. We believe that we have developed strong brand recognition due to our focus on delivering good value and a positive traveling experience to our customers. We believe that our corporate culture of positive “customer relationship management” has also been a key element of our success.

Our primary corporate offices and headquarters are located in Mexico City at Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B, Colonia Zedec Santa Fe, Mexico, Mexico City, 01210. Our telephone number is +52-55-5261-6400.

Please read Item 4, “Information on the Company” in our 2019 Annual Report for further information on our Company.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” included in our 2019 Annual Report, which is incorporated by reference in this prospectus. Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of our securities.

The risks and uncertainties described in this prospectus, any applicable prospectus supplement or other offering materials as well as the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or other offering materials as well as the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

OFFER STATISTICS AND EXPECTED TIMETABLE

We will set forth in the applicable prospectus supplement or other offering materials a description of the offer statistics and expected timetable of any offering of securities which may be offered under this prospectus. The prospectus supplement or any other offering materials may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering materials before you invest in any of our securities.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of June 30, 2020.

This table should be read in conjunction with the unaudited unconsolidated interim financial statements included in the Form 6-K we filed with the SEC on July 27, 2020 and certain adjustments to our hedging relationships in respect of non-derivative financial instruments presented in the Form 6-K we filed with the SEC on October 5, 2020, each of which is incorporated by reference herein.

	June 30, 2020 Actual
	Pesos	Dollars(1)
	(Unaudited) (In thousands of pesos and thousands of U.S. dollars)
Cash and cash equivalents	10,013,316	435,902
Short-term liabilities financial debt:
Financial debt	3,542,722	154,222
Accrued interest	25,999	1,132

Total short-term debt	3,568,721	155,354
Long-term liabilities financial debt:
Financial debt	1,876,006	81,667

Total debt	5,444,727	237,021
Equity:
Capital stock	2,973,559	129,446
Treasury shares	(175,661)	(7,647)
Contributions for future capital increases	1	-
Legal reserve	291,178	12,676
Additional paid-in capital	1,851,193	80,587
Accumulated loss	(2,577,393)	(112,200)
Other accumulated comprehensive losses	(6,582,078)	(286,532)

Total equity attributable to equity holders of the parent	(4,219,201)	(183,670)

Total equity	(4,219,201)	(183,670)

Total capitalization	12,152,639	529,031

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.22.9715 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on June 30, 2020. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus to strengthen our capital structure and liquidity position. Further details relating to the use of the net proceeds from the sale of securities under this prospectus will be set forth in the applicable prospectus supplement.

INTERESTS OF EXPERTS AND COUNSEL

None of our named experts or counsel has been employed by us on a contingent basis, owns an amount of shares in Volaris or our subsidiaries which is material to them, or has a material, direct or indirect economic interest in Volaris or depends on the success of the securities which may be offered under this prospectus. Any update or change in the interests of our named experts and counsel will be included in a prospectus supplement or other offering materials relating to an offering of our securities.

THE OFFER AND LISTING

Offer and Listing Details

Please refer to Item 9 of our 2019 Annual Report, which is being incorporated by reference in this prospectus, for a description of our dual-listing initial public offering on the NYSE and the Mexican Stock Exchange.

Plan of Distribution

We may sell the securities covered by this prospectus, including securities subscribed for in rights offerings, in any of the following three ways (or in any combination):

●	through underwriters, dealers or remarketing firms;

●	directly to one or more purchasers, including to a limited number of institutional purchasers; or

●	through agents.

In addition, we may issue the securities as a dividend or distribution or in a rights offering to our existing security holders.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Further, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement or other offering materials and will include, among other things:

●	the type of and terms of the securities offered;

●	the price of the securities;

●	the proceeds to us from the sale of the securities;

●	the names of the securities exchanges, if any, on which the securities are listed;

●	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

●	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the applicable prospectus supplement or other offering materials with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement or other offering materials, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or other offering materials. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or through agents designated by us from time to time. Direct sales to investors may be accomplished through subscription offerings distributed to our shareholders, which may be exercised due to their preemptive rights. In connection with subscription offerings, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or we may enter into underwriting agreements with certain of our existing shareholders to purchase any unsubscribed offered securities or we may cancel any unsubscribed securities. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement or other offering materials. Unless otherwise indicated in the applicable prospectus supplement or other offering materials, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement or other offering materials, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement or other offering materials, and the applicable prospectus supplement or other offering materials will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any broker-dealers or other persons acting on our behalf that participates with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act.

Markets

Please refer to Item 9 of our 2019 Annual Report, which is being incorporated by reference in this prospectus, for a description of the markets in which our securities are listed.

Dilution

Any relevant information about any relevant dilution of our ADSs as a result of an offering of our securities pursuant to this prospectus will be provided in supplements to this prospectus or other offering materials related thereto.

Expenses of the Issue

The estimated aggregate amount of expenses payable by us in connection with any offering of our securities pursuant to this prospectus will be provided in supplements to this prospectus or other offering materials related thereto.

ADDITIONAL INFORMATION

Share Capital

At June 30, 2020, our outstanding capital stock was divided into 923,824,804 Series A shares and 88,051,873 Series B shares. On that date we had 1,011,876,677 shares outstanding representing a capital of Ps.2,974 million. At June 30, 2020 we had 16,244,331 treasury shares. On September 18, 2020 we held a general extraordinary shareholders’ meeting at which our shareholders approved several financing options, including (i) the issuance of debt and/or debentures convertible into our shares, (ii) the issuance of shares that will be kept in our treasury for purposes of converting such convertible debt instruments, (iii) an increase to our capital stock and/or (iv) a public and/or private offering of our shares.

Memorandum and Articles of Association

See the information under Item 10.B. Memorandum and Articles of Association, incorporated herein by reference to our 2019 Annual Report.

Material Contracts

See the information under Item 10.C. Material Contracts, incorporated herein by reference to our 2019 Annual Report.

Exchange Controls

See the information under Item 10.D. Exchange Controls, incorporated herein by reference to our 2019 Annual Report.

Taxation

See the information under Item 10.E. Taxation, incorporated herein by reference to our 2019 Annual Report.

Dividends and Paying Agents

See the sections describing the dividends found in this prospectus under “Description of the Securities—Description of Capital Stock” and the “Description of the Securities—Description of CPOs”.

DESCRIPTION OF THE SECURITIES

Description of Capital Stock

The following information describes our capital stock. This description may not contain all of the information that is important to you. To understand them fully, you should read our by-laws, a copy of which is incorporated by reference to our Form 6-K as filed on September 30, 2020. The following descriptions are qualified in their entirety by reference to the by-laws and to the applicable provisions of Mexican law.

General

We are currently incorporated under the name Controladora Vuela Compañía de Aviación, S.A.B. de C.V., as a variable capital public stock corporation, under the laws of Mexico. A copy of our by-laws has been filed with the Mexican National Banking and Securities Commission, or CNBV, and the Mexican Stock Exchange and is available for inspection at the Mexican Stock Exchange and at the Mexican Stock Exchange’s website: www.bmv.com.mx (the contents of which are not a part of, and are not incorporated by reference into, this Prospectus), and an English translation thereof has been filed with the SEC and is available at: www.sec.gov (the contents of which are not a part of, and are not incorporated by reference into, this Prospectus). Our corporate domicile is Mexico City and our headquarters are located at Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B, Colonia Zedec Santa Fe, Mexico, Mexico City, 01210.

Outstanding Capital Stock

Our capital stock is divided into two series of shares, Series A shares and Series B shares. Series A shares are common shares and may only be owned directly by Mexican individuals or entities controlled by Mexican individuals. Series B Shares are common shares and may be purchased by Mexican or non-Mexican individuals or entities.

Series B shares may be convertible at any time into Series A shares pursuant to a mechanism set forth in our by-laws. Series A shares may underlie CPOs, while Series B shares are not transferable to third parties (other than our principal shareholders or their affiliates) as Series B shares may not represent more than 49% of our outstanding capital stock. The Series B shares will be automatically converted into Series A shares upon their transfer to a third party (other than our principal shareholders or their affiliates).

Since we are a variable capital public stock corporation, our capital stock must have a fixed portion and may have a variable portion, currently represented both by Series A shares and Series B shares. As of June 30, 2020, our outstanding capital stock consisted of 923,824,804 Series A shares and 88,051,873 Series B shares. Series A shares may underlie CPOs and can be purchased by non-Mexican investors.

Non-Mexican investors are entitled to hold Series A shares through CPOs (including CPOs in the form of ADSs), which give non-Mexican investors economic rights but not voting rights.

We have obtained authorization from the Mexican Ministry of Economy (Secretaría de Economía) to issue up to 90% of our outstanding shares representing capital stock in the form of CPOs.

Changes to Capital Stock

The fixed portion of our capital stock may be increased or decreased by a resolution adopted at a general extraordinary shareholders’ meeting and upon amendment of our by-laws. The variable portion of our capital stock may be increased or decreased by a resolution adopted at a general ordinary shareholders’ meeting without amending our by-laws. Increases or decreases in the fixed or variable portion of the capital stock must be recorded in our registry of capital variations. New shares cannot be issued unless the then-issued shares have been paid in full.

Registration and Transfer

Our shares are evidenced by share certificates in registered form. Our shareholders may hold their Series A shares in the form of physical certificates if they are Mexican, or through Series A shares (in the case of Mexican investors) or CPOs (in the case of non-Mexican investors) that are maintained in book-entry form with institutions which have accounts with the Mexican depositary institution, S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., or Indeval. The CPO trustee is the holder of record of the Series A shares underlying our CPOs. Accounts may be maintained at Indeval by brokers, banks and other financial institutions and entities authorized for this purpose. We maintain a stock registry and only those persons listed in such stock registry and holding certificates issued in their name as registered holders, or persons holding Series A shares or CPOs through institutions that maintain accounts with Indeval, will be recognized as our shareholders.

Pursuant to Mexican law, any transfer of shares must be registered in our stock registry, if effected physically, or through book entries that may be traced back from our stock registry to the records of Indeval, if effected through book-entry CPOs or Series A shares.

Change of Control Provisions

Subject to certain exceptions (including those applicable to transfers or acquisitions or certain other transactions by or among our current shareholders), our by-laws require that any acquisition of our shares (whether directly or by acquiring ADSs or CPOs), resulting in beneficial ownership of shares representing 5% or more of our outstanding capital stock (or any multiple of 5%), or any proposal by any person or group of persons to enter into an agreement among shareholders that would result in such person or group of persons effectively having control of the voting rights of 20% or more of our outstanding capital stock or will result in a change of control, will require the prior approval of our board of directors. In the event that approval is not granted, our board of directors or our shareholders may decide, among other things, to require any such person or group of persons to reverse the transaction or to transfer the Series A shares (whether held directly or through ADSs or CPOs) to a third party interested in acquiring the securities at a reference price specified by our board of directors. In addition, such person or group of persons desiring to purchase 5% or more of our outstanding capital stock will be required to follow certain procedures, including observing certain time periods specified in our by-laws.

Any potential purchaser who proposes to acquire our Series A shares (whether directly or by acquiring ADSs or CPOs), resulting in beneficial ownership of 20% or more of our outstanding capital stock, will be required to make a tender offer for 100% of our outstanding capital stock (including any Series A shares evidenced by CPOs or ADSs) at a price at least equal to the highest of (i) the most recent publicly reported book value per share, (ii) the highest trading price of our Series A shares on the Mexican Stock Exchange within the 365 days prior to the request for approval or approval of the board of directors of the relevant transaction, and (iii) the highest price per share or CPO, as the case may be, paid by the purchaser or, in the case of the ADSs the equivalent thereto, plus, in each case, a 30% premium or a different premium determined by our board of directors, considering the opinion of a reputable investment bank.

Any acquisition of our Series A shares, CPOs or ADSs in contravention of the procedures described above will result in the purchaser not having any voting rights in respect to the purchased securities. No transfer in breach of these provisions will be registered in our stock registry.

Shareholders’ Meetings

Calls. Under Mexican law and our by-laws, shareholders’ meetings may be called by:

●	our board of directors, the chairman of our board of directors or the secretary of the board of directors;

●	shareholders representing at least 10% of our outstanding capital stock who may request that the chairman of any of the board of directors or the audit and corporate governance committee call a shareholders’ meeting;

●	any shareholder, provided that no annual ordinary meeting has been held for two consecutive years or the annual shareholders’ meeting did not address the matters required to be addressed in the annual shareholders’ meetings;

●	a Mexican court of competent jurisdiction, in the event the board of directors does not comply with a valid request of the shareholders described in the two bullet points above; and

●	the audit and corporate governance committee.

Calls for shareholders’ meetings will be required to be published in the electronic system implemented by the Mexican Ministry of Economy (Secretaría de Economía) at least 15 days before the scheduled date of the shareholders’ meeting. Calls will have to contain the matters to be addressed at the meeting. From the date on which a call is published until the date of the corresponding meeting, all relevant information will be made available to the shareholders at our executive offices. To attend a shareholders’ meeting, shareholders will have to be either registered in the stock registry, present evidence of the deposit of their certificates with a financial institution or deposit them with our secretary, or present certificates issued by the custodian of the holder of our Series A shares, together with an Indeval certification. Investors holding our CPOs may not vote nor cause the underlying Series A shares to be voted by the CPO trustee.

Shareholders’ Meetings. General shareholders’ meetings may be general ordinary shareholders’ meetings or general extraordinary shareholders’ meetings. Shareholders may also hold special meetings for classes of shares outstanding (as for example, meetings of Series B shareholders, as a means to exercise their rights).

General ordinary shareholders’ meetings will be those called to discuss any issues not reserved for extraordinary meetings. General ordinary shareholders’ meetings will have to be held at least once a year, during the first four months following the end of each fiscal year to:

●	approve financial statements for the preceding fiscal year;

●	discuss and approve the audit and corporate governance committees’ annual reports, and determine how to allocate net profits for the preceding year (including, if applicable, the payment of dividends);

●	elect directors;

●	appoint the president of the audit committee and the corporate governance committees;

●	approve any increase or decrease in the variable portion of our capital stock and the issuance of the corresponding shares;

●	approve the chief executive officer’s annual report together with the board of directors’ report and the board of directors’ opinion;

●	determine the maximum amount of resources allocated to share repurchases; and

●	approve any transaction representing 20% or more of our consolidated assets during any fiscal year.

General extraordinary shareholders’ meetings will be those called to consider:

●	an extension of our duration or voluntary dissolution;

●	an increase or decrease in the fixed portion of our capital stock;

●	issuance of shares for purposes of a public offering;

●	any change in our corporate purpose or nationality;

●	any merger or transformation into another type of company;

●	any issuance of preferred stock;

●	the redemption of shares with retained earnings;

●	any amendments to our by-laws including amendments to provisions addressing change of control;

●	any other matters provided for by law or our by-laws; and

●	the cancellation of the registration of shares at the Mexican National Securities Registry.

A special shareholders’ meeting, comprising a single class of shares, may be called if an action is proposed to be taken that may only affect such class. The quorum for a special meeting of shareholders and the vote required to pass a resolution at a special Series B shareholders’ meeting are identical to those required for extraordinary meetings of shareholders, except that the calculations are based upon the number of outstanding Series B shares.

Except as described below, the attendance quorum for general ordinary shareholders’ meetings will be 51% of the outstanding capital stock, and resolutions may be taken by a majority of the capital stock represented therein. If the attendance quorum is not met upon the first call, a subsequent meeting may be called, the attendance quorum of which will also be 51% of the outstanding capital stock and resolutions may be taken by a majority of the capital stock represented at such meeting. Except as described below, the attendance quorum for general extraordinary shareholders’ meetings will be at least 75% of our outstanding capital stock. If an attendance quorum is not met upon the first call, a subsequent meeting may be called, at which at least 51% of the capital stock must be represented. In either case, resolutions must be taken by the vote of shares representing at least 50% plus one of the shares representing our outstanding capital stock, except for resolutions in respect to the cancellation of the registration of shares at the Mexican National Securities Registry which require that at least 95% of the outstanding capital stock vote in favor of such resolution.

Holders of our shares will not have cumulative voting rights.

Voting Rights

Holders of ADSs and CPOs will not be entitled to vote, at any time, the underlying Series A shares. Mexican holders of Series A shares will be entitled to vote their shares on all matters. Holders of Series B shares will be entitled to vote their shares on all matters and will have the specific voting rights described under “—Shareholders’ Meetings.”

Series A shares underlying the CPOs and CPOs underlying the ADSs will be voted by the CPO trustee in the same manner as the majority of Series A shares votes cast at the relevant shareholders’ meeting under all circumstances.

Election of Directors

Our board of directors is currently comprised of fourteen principal members and four alternate members. Nine principal members of our board of directors currently qualify as independent. Whether a director qualifies as independent must be determined by our shareholders (at the general shareholders’ meeting at which the director is elected and at the annual general shareholders meeting), and such determination may be challenged by the CNBV within 30 days following the date in which the appointment of the director is notified to the CNBV. The CNBV may only challenge the appointment after a hearing with us and the affected director. Our officers, individuals who have a material influence on us or authority to direct our management or business decisions, and individuals who are part of our group of controlling shareholders may not be deemed independent directors.

Under our by-laws and the Securities Market Law, any shareholder or group of shareholders representing 10% of our outstanding capital stock, have the right to appoint one director for each such 10% ownership stake.

Authority of the Board of Directors

Our management is entrusted to a chief executive officer and a board of directors. The board of directors sets forth the guidelines and general strategy for the conduct of our business and supervises the execution thereof.

Pursuant to the Mexican Securities Market Law and our by-laws, the board of directors must approve, among other matters:

●	our general strategy;

●	the monitoring of our management and that of our subsidiaries;

●	with prior input from the audit or the corporate governance committee, on a case-by-case basis (i) transactions with related parties, subject to certain limited exceptions, (ii) the election of our chief executive officer, his compensation and removal, and policies for the description and comprehensive remuneration of other executive officers, (iii) our guidelines for internal controls and internal audits, including those for our subsidiaries (iv) our accounting policies, (v) our financial statements, (vi) unusual or non-recurring transactions and any transactions or series of related transactions during any calendar year that involve (a) the acquisition or sale of assets with a value equal to or exceeding 5% of our consolidated assets, or (b) the giving of collateral or guarantees or the assumption of liabilities, equal to or exceeding 5% of our consolidated assets, and (vii) the selection of the external auditors;

●	calling shareholders’ meetings and taking action based upon their resolutions;

●	the annual submission to our general shareholders’ meeting of (i) the chief executive officer’s report and (ii) the opinion of the board of directors in respect of such report;

●	creation of special committees and granting authority to such committees, provided that the committees will not have the authority to take action which by law or under our by-laws is expressly reserved to our shareholders or our board of directors;

●	determining how to vote the shares that we hold in our subsidiaries; and

●	policies for disclosure of information.

Our by-laws provide that meetings of our board of directors are validly convened and held if a majority of the members or their respective alternates are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors (i.e. members that do not have a conflict of interest). The chairman of the board of directors will not have a tie-breaking vote.

Meetings of our board of directors may be called by (i) 25.0% of our board members, (ii) the president of the board of directors, and (iii) the president of the audit or the corporate governance committee.

Duty of Care and Duty of Loyalty

The Mexican Securities Market Law imposes duties of care and loyalty on directors.

The duty of care generally requires that our directors obtain sufficient information and be sufficiently prepared to act in our best interest. The duty of care is discharged, principally, by (i) requesting and obtaining from us all information that may be necessary to make decisions, (ii) obtaining information from third parties, (iii) requiring the attendance of, and information from, our officers that may be necessary to make decisions, and (iv) attending board meetings and disclosing to the board of directors material information in possession of the relevant director. Failure to act with care by a director subjects the relevant director to joint and several liability with other directors involved in the act, for damages and losses caused to us and our subsidiaries. An indemnity for claims related to a breach of a director’s duty of care has been incorporated into our by-laws. Furthermore, we carry insurance to protect our directors for breaches of their duty of care.

The duty of loyalty consists, primarily, of a duty to maintain the confidentiality of information received in connection with the performance of a director’s duties, to abstain from discussing or voting on matters where the director has a conflict of interest and to abstain from taking advantage of corporate opportunities resulting from its actions as a director. In addition, the duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored.

The duty of loyalty is also breached if the director uses corporate assets or approves the use of corporate assets in violation of our policies, discloses false or misleading information, orders not to or causes the failure to, register any transaction in our records that could affect our financial statements, or causes material information not to be disclosed or to be modified.

The violation of the duty of loyalty will render the breaching director jointly and severally liable with all breaching directors, for damages and losses caused to us and to the persons we control. Liability may also arise if damages and losses result from benefits obtained by the directors or third parties as a result of activities carried out by such directors.

Claims for breach of the duty of care and the duty of loyalty may be brought solely for our benefit (as a derivative suit), as opposed to for the benefit of the claimant, and may only be brought by us or by shareholders or groups of shareholders representing at least 5.0% of our outstanding shares. Claims may be exercised by the trustee issuing CPOs or by holders of CPOs, in each case holding underlying shares representing at least 5% of our outstanding Series A shares.

As a safe harbor for the benefit of directors, the Mexican Securities Market Law provides that liabilities arising from a breach of the duty of care or the duty of loyalty will not arise if the director acted in good faith and (i) complied with applicable law and our by-laws, (ii) acted based upon facts and information provided by officers, external auditors or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt, and (iii) selected the more adequate alternative in good faith, or if the negative effects of the director’s decision could not have been reasonably foreseeable, based upon the then available information. Mexican courts have not yet interpreted the meaning of this provision and, as a result, the extent and enforceability of this safe harbor remains uncertain.

Under the Mexican Securities Market Law and our by-laws, our chief executive officer and our principal officers are also required to act for our benefit and not for the benefit of a shareholder or group of shareholders. Our officers are required to submit to the board of directors for approval, the principal strategies for our business and the business of the companies we control, to submit to the audit and corporate governance committee proposals relating to internal control systems, to prepare all material information related to our activities and the activities of the companies we control, to disclose all material information to the public, to maintain adequate accounting and registration systems and internal control mechanisms, to prepare and submit to the board the yearly financial statements, and to implement internal control mechanisms.

Committees of the Board of Directors

Like all public companies in Mexico, we are required to have an audit and corporate governance committee. The members of our audit and corporate governance committee must be independent members, elected by our board of directors except for the chairman who is elected by our shareholders. Our audit and corporate governance committee is required to prepare an annual report, to be submitted to our board of directors, that must include (i) a report of our internal control systems and our internal audit procedures and any deficiencies, (ii) the evaluation of our external auditors, (iii) the results arising from the review of our financial statements, and (iv) any amendments to our accounting policies. The quorum for any session of our audit and corporate governance committee is the majority of its members and decisions must be taken by majority of its members.

In addition, our audit and corporate governance committee has the following principal duties:

●	supervising and evaluating our external auditors and analyzing their reports (including their audit opinion);

●	analyzing and supervising the preparation of our financial statements and making a recommendation to the board of directors for their approval;

●	informing the board of directors of the status of our internal controls and internal audit and their adequacy;

●	supervising the execution of related party transactions and transactions representing 20% or more of consolidated assets being undertaken pursuant to applicable law;

●	requesting reports from our executive officers or independent experts whenever it deems appropriate;

●	investigating and informing the board of directors of any irregularities that it may encounter;

●	receiving and analyzing recommendations and observations made by the shareholders, members of the board of directors, executive officers or any third party and taking necessary action;

●	calling shareholders’ meetings;

●	supervising compliance by our chief executive officer of the instructions provided by our board or shareholders;

●	providing an annual report to the board in respect of our accounting policies, their sufficiency and adequacy, and consistency;

●	rendering opinions to the board of directors in connection with the designation, compensation and removal of our chief executive officer and policies for the description and comprehensive remuneration of other executive officers;

●	supervising and reporting on the performance of our key officers;

●	rendering its opinion to the board of directors in connection with transaction with related parties;

●	requesting opinions from independent third-party experts;

●	calling shareholders’ meetings; and

●	providing assistance to the board of directors with the preparation of reports for the annual shareholders’ meeting.

We also maintain a compensation and nominations committee, which is comprised of four non-independent members, as determined by our board of directors from time to time, appointed by our board of directors. We established a compensation and nominations committee pursuant to the unanimous resolutions adopted by our shareholders in June 2013.

The compensation committee is responsible for, among other things:

●	submitting proposals to the board of directors relating to the removal of officers within the first two corporate levels;

●	proposing the creation, amendment or termination of any incentive plan for officers;

●	consulting with third-party experts in connection with any issues related to compensation, organizational development, and other related matters;

●	proposing compensation packages for officers within the first four corporate levels;

●	proposing to our board of directors the entering into, amendment or termination of any collective bargaining agreements;

●	informing our board of directors of any material contingencies; and

●	submitting periodic reports to our board of directors.

Preemptive Rights

Under Mexican law, our shareholders (holding shares directly or through CPOs) have preemptive rights for all share issuances except in the cases noted below. Generally, if we issue additional shares of capital stock, our shareholders will have the right to purchase the number of shares necessary (or CPOs, subject to applicable U.S. securities laws, representing such shares and subject to the CPO trustee being permitted to issue or release the necessary additional CPOs) to maintain their existing ownership percentage. Shareholders must exercise their preemptive rights within the time period set forth by our shareholders at the meeting approving the relevant issuance of additional shares. This period must be at least 15 days following the publication of notice of the issuance in the electronic system implemented by the Mexican Ministry of Economy (Secretaría de Economía). Under Mexican law, shareholders cannot waive their preemptive rights in advance, and preemptive rights may not be represented by an instrument that is negotiable separately from the corresponding share.

The preemptive rights specified in the prior paragraph will not apply (i) in the case of shares issued in connection with mergers, (ii) in the case of resale of shares held in our treasury, as a result of repurchases of shares conducted on the Mexican Stock Exchange or otherwise, (iii) in the event that holders of our shares entitled to vote approve the issuance of the unsubscribed shares for purposes of a public offering at an extraordinary shareholders’ meeting called for such purpose provided requirements specified in Article 53 of the Mexican Securities Market Law are satisfied, and (iv) in respect of shares issued for conversion of any convertible securities.

If we issue new Series A shares for cash, in accordance with our by-laws and the CPO trust, non-Mexican holders of our CPOs (directly or through ADSs) may not exercise their preemptive rights, unless we cause the CPO trustee to issue additional CPOs (to the extent possible), to permit the non-Mexican holders of CPOs to exercise preemptive rights by purchasing and holding newly issued Series A shares through CPOs. Although we expect to take all measures necessary to maintain sufficient CPOs available to permit non-Mexican holders of CPOs to exercise preemptive rights in respect of underlying Series A shares, no assurances can be made that we will be able to do so, particularly because regulatory approvals in Mexico are necessary for the issuances of additional CPOs. Mexican holders of Series A shares may exercise their preemptive rights if we issue new Series A shares for cash. Non-Mexican holders of CPOs may suffer dilution if we issue new Series A shares in exchange for cash and CPOs are not available to represent the additional Series A shares.

Dividends

Our board of directors must submit our financial statements for the previous fiscal year, proposed and prepared by our chief executive officer and supplemented by a report of our board of directors, at our annual ordinary general shareholders’ meeting for approval. Once our shareholders approve our financial statements, they are required to allocate net profits for the previous fiscal year. Under Mexican law and our by-laws, prior to any distribution of dividends, 5% of our net earnings must be allocated to a legal reserve fund, until such legal reserve fund is equal to at least 20% of our paid-in capital stock. Additional amounts may be allocated to other reserve funds as the shareholders may determine, including the amount allocated to the reserve fund for the repurchase of shares. The remaining balance, if any, may be distributed as dividends.

Please refer to Item 8, “Financial Information⸺Consolidated Statements and Other Financial Information⸺Dividend Policy” in our 2019 Annual Report for additional information on our dividend policy.

Redemption

In accordance with our by-laws, shares representing our capital stock are subject to redemption in connection with either (i) a reduction of capital stock, or (ii) a redemption with retained earnings, which in either case must be approved by our shareholders. In connection with a capital reduction, the redemption of shares will be made pro rata among the shareholders but in no case will the redemption price be less than the book value of such shares as determined pursuant to our latest statements of financial position approved at a general ordinary shareholders’ meeting or by means of a tender offer conducted on the Mexican Stock Exchange at prevailing market prices, in accordance with the Mexican Corporations Law, the Mexican Securities Market Law and our by-laws.

Dissolution or Liquidation

Upon our dissolution or liquidation, our shareholders will appoint one or more liquidators at an extraordinary general shareholders’ meeting to wind up our affairs. All fully paid and outstanding shares of capital stock will be entitled to participate equally in any liquidating distributions.

Certain Minority Protections

Pursuant to the Mexican Securities Market Law and the Mexican Corporations Law, our by-laws include a number of minority shareholder protections. These minority protections will include provisions that permit:

●	holders of at least 10% of our outstanding capital stock:

●	to request a call for a shareholders’ meeting;

●	to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and

●	to appoint one member of our board of directors and one alternate member of our board of directors.

●	holders of 20% of our outstanding capital stock to oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution temporarily, within 15 days following the adjournment of the meeting at which the action was taken, provided that (i) the challenged resolution violates Mexican law or our by-laws, (ii) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution, and (iii) the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution, in the event that the court ultimately rules against the opposing shareholder; and

●	holders of 5% of our outstanding capital stock may initiate a shareholder derivative suit against some or all of our directors, for violations of their duty of care or duty of loyalty, for the benefit of Volaris, in an amount equal to the damages or losses caused to us. Actions initiated on these grounds have a five year statute of limitations.

Other Provisions

Foreign Investment Regulations

Mexico’s Foreign Investment Law restricts ownership by non-Mexicans of our capital stock to 49% of the capital stock not otherwise represented by CPOs. Our amended by-laws establish that only Mexican investors may acquire our Series A shares directly. Non-Mexican investors may acquire our Series B shares directly. As required by Mexican law, our by-laws provide that if a non-Mexican investor acquires a direct interest or participation in a Series A share representing the capital stock of our company at any time, such Series A share will be forfeited to the Mexican government. The Foreign Investment Law permits non-Mexican investors to hold our Series A shares indirectly through neutral shares or securities such as the CPOs.

Duration

Our corporate existence under our by-laws is indefinite.

Purchase of Shares by Us

We will be able to purchase our shares (or CPOs evidencing such shares) through the Mexican Stock Exchange at the prevailing market prices for the shares at the time of purchase. The economic and voting rights corresponding to repurchased shares will not be exercised during the period the shares are owned by us, and the shares will not be deemed outstanding for purposes of calculation any quorum or vote at any shareholders’ meeting. We will not be required to create a special reserve for the repurchase of shares and we will not require the approval of our board of directors to effect share repurchases. However, we will require the approval of our shareholders in respect of the maximum amount that may be used for share repurchases and our board of directors must appoint an individual or group of individuals for effecting share repurchases. Share repurchases will have to be made subject to the provisions of applicable law, including the Mexican Securities Market Law, and carried out, reported and disclosed in the manner specified by the CNBV. If we intend to repurchase shares representing more than 1% of our outstanding capital stock at a single trading session, we will be required to inform the public of such intention, at least ten minutes before submitting our bid. If we intend to repurchase shares representing 3% or more of our outstanding capital stock during any rolling period of twenty trading days, we will be required to conduct a public tender offer for such shares.

Purchases of Shares by our Subsidiaries

Our subsidiaries or other entities controlled by us may not purchase, directly or indirectly, shares representing our capital stock or shares of companies or entities that are our shareholders.

Conflicts of Interest

Under Mexican law, any shareholder that has an opposing interest to ours, must abstain from discussing and voting on the relevant matter. Any such shareholder that votes in a transaction in which its interests conflict with our interest may be liable for damages and losses, but only if the transaction would not have been approved without such shareholder’s vote.

A member of the board of directors that has an opposing interest to ours must disclose such opposing interest and abstain from any deliberation or vote in connection therewith. A breach by any member of the board of directors of any such obligations may result in the director being liable for damages and losses.

Exclusive Jurisdiction

Our by-laws provide that, in connection with any controversy between our shareholders and us, or between our shareholders, in connection with any matter related to us, both we and our shareholders must submit to the jurisdiction of the courts of Mexico City, Mexico.

Appraisal Rights

Whenever our shareholders approve a change in our corporate purpose, jurisdiction of organization or transformation from one corporate form to another, any shareholder entitled to vote that voted against the matters approved has the right to withdraw and receive the book value of its shares as set forth in the financial statements last approved by our shareholders, provided that the shareholder exercises this appraisal right within 15 days after the meeting at which the relevant matter was approved. Since holders of our CPOs may have no voting rights, appraisal rights generally will not be available to them.

Cancellation of Registration in the Mexican National Securities Registry

In accordance with our by-laws, and as set forth in the Mexican Securities Market Law, we will be required to make a public tender offer for the purchase of stock held by minority shareholders, in the event that the registration of our Series A shares with the Mexican National Securities Registry is cancelled, either as a result of our determination or by an order of the CNBV. Our controlling shareholders will be secondarily liable for these obligations. A controlling shareholder will be deemed to be a shareholder that holds a majority of our capital stock, has the ability to control the outcome of decisions made at a shareholders or board of directors meeting, or has the ability to appoint a majority of the members of our board of directors. The price at which the stock must be purchased is the higher of

●	the average quotation price on the Mexican Stock Exchange for the 30 days prior to the date of the tender offer, or

●	the book value, as reflected in the report filed with the CNBV and the Mexican Stock Exchange.

If the tender for cancellation is requested by the CNBV, it must be initiated within 180 days from the date of the request. If initiated by us, under the Mexican Securities Market Law, the cancellation must be approved by 95% of our shareholders.

Our board of directors must make a determination with respect to fairness of the tender offer price, taking into consideration the minority shareholders’ interest, and disclose its opinion within 10 business days from the commencement of the offering. The resolution of the board of directors may be accompanied by a fairness opinion issued by an expert selected by our audit and corporate governance committee. Directors and first level officers are required to disclose whether or not each of them will sell their shares in connection with the tender offer.

Description of CPOs

The following information describes our CPOs. This description may not contain all of the information that is important to you. To understand it fully, you should read the CPO trust agreement and CPO trust deed, translated copies of which are filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the CPO trust agreement and CPO trust deed and to the applicable provisions of Mexican law.

Overview

Under our by-laws and Mexican law, non-Mexican investors cannot directly hold Series A shares. However, Mexican law permits non-Mexican investors to hold our shares indirectly through neutral shares or securities. Because the CPO trust qualifies as a neutral investment trust under the Mexican Foreign Investment Law, non-Mexican investors can beneficially own our equity. However, all holders of CPOs will not have any rights to vote or to direct the CPO trustee to vote the Series A shares underlying the CPOs.

CPOs are negotiable instruments which must be issued by a financial institution acting as trustee under Mexican law. Series A shares underlie each CPO. The CPO trust has a maximum term of 50 years. After such period has expired, the CPO trust can either be extended or terminated in accordance with its terms, or substituted by a new CPO trust. If the CPO trust is terminated, holders of CPOs that are non-Mexican investors will not be entitled to hold the underlying Series A shares directly and will be required to cause their interest in such shares to be sold to Mexican individuals or corporations.

The CPO trustee, Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, Dirección Fiduciaria, has issued the CPOs pursuant to the following agreements (and may release CPOs from time to time):

●	the CPO trust agreement; and

●	a CPO trust deed, pursuant to which the CPO trustee has issued CPOs in accordance with the CPO trust agreement and the CPO deed.

Under Mexican law we were required to obtain the approval of the Mexican Ministry of Economy (Secretaría de Economía) to create and execute the CPO trust agreement. We have obtained authorization from the Mexican Ministry of Economy (Secretaría de Economía) to issue up to 90% of our outstanding capital stock in CPOs. Non-Mexican holders of CPOs cannot direct the CPO trustee to vote the Series A shares underlying the CPOs. For all matters, the CPO trustee will vote the Series A shares underlying the CPOs, pursuant to the terms of the CPO trust agreement, which requires the CPO trustee to vote the corresponding Series A shares in the same manner as the majority of the outstanding Series A shares that are voted at the relevant meeting.

Registration and Authorization

We have obtained authorization from the Mexican Ministry of Economy (Secretaría de Economía) to issue up to 90% of our outstanding capital stock in CPOs, under which such CPOs are deemed as a neutral investment.

Deposit and Withdrawal of Shares

Series A shares were transferred to the CPO trust prior to our initial public offering on September 18, 2013, so that the CPO trustee issued the corresponding CPOs. All of the CPOs may be evidenced by one or more certificates. Indeval and the CPO trustee will maintain records of ownership and transfer of ownership.

The Series A shares underlying the CPOs will be voted by the CPO trustee in the same manner as the majority of the outstanding Series A shares are voted at the relevant shareholders’ meeting.

Investors who purchase CPOs (through ADSs) will not receive physical certificates evidencing their CPOs. However, CPO holders may request certification from their custodian, coupled with a certification from Indeval as to their ownership of CPOs. In connection with the issuance of ADSs, CPOs underlying ADSs will be credited by book-entry transfer to an account maintained with Indeval by Banco Inbursa, as custodian for the depositary in Mexico.

Non-Mexican holders of CPOs may not hold Series A shares directly, but they may transfer such CPOs to Mexican investors who will automatically hold the underlying Series A shares upon acquisition, through the electronic systems of Indeval. Non-Mexican holders of ADSs may withdraw the underlying CPOs and hold them directly through accounts of Indeval participants, but they may not withdraw the Series A shares underlying the CPOs underlying the ADSs; provided, however, that non-Mexican holders may be beneficial owners of Series A shares only in the event that the CPO trust is terminated and strictly for the purposes described in this prospectus.

Upon termination of the CPO trust, holders of CPOs must cause the Series A shares underlying the CPOs to be sold, create a new trust similar to the current CPO trust to deposit the Series A shares underlying the CPOs or extend the CPO trust, as a means to comply with our by-laws and Mexican foreign ownership laws.

Registration and Transfer

The CPOs may be maintained in book-entry form by institutions that have accounts with Indeval, a securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for transactions conducted on the Mexican Stock Exchange, eliminating the need for physical transfer of securities. Accounts may only be maintained at Indeval by authorized Mexican brokers, banks and other financial institutions and entities.

Dividends and Other Distributions

If we declare and pay a dividend or a distribution on our Series A shares, holders of CPOs will be entitled to receive the dividend or the distribution in proportion to the number of Series A shares underlying their CPOs. Holders of CPOs would also be entitled to a proportional share of the proceeds from the sale of the Series A shares upon the termination of the CPO trust agreement, if applicable. According to Mexican law, dividends paid and received in pesos by the CPO trustee, may be paid to the depositary and converted into U.S. dollars for distribution. Also any dividends or other distributions from the CPO trust that CPO holders do not receive or claim within three years will become the property of the Mexican Ministry of Health (Secretaría de Salud).

Cash Dividends. The CPO trustee will distribute cash dividends and other cash distribution received on our Series A shares to holders of CPOs, including those represented by ADSs, in proportion to their holdings, in the same currency in which they were received. In the case of CPOs, the CPO trustee will distribute cash dividends and other cash distributions to the relevant custodian acting for the holder of CPOs. Cash dividends and other cash distributions on the shares represented by CPOs will be distributed to CPOs holders in U.S. dollars in accordance with the relevant deposit agreement to the extent dividends received in pesos may be freely convertible into U.S. dollars; if no such conversion may be made, the depositary will distribute the dividends in pesos or as otherwise permissible under Mexican law.

Stock Dividends. If we distribute our dividends in Series A shares, dividend shares in respect of Series A shares will be held in the CPO trust, and the CPO trustee will distribute additional CPOs to holders of CPOs, including those represented by ADSs, in proportion to their holdings.

If the CPO deed does not allow us to cause additional CPOs to be issued in an amount sufficient to represent the Series A shares paid as a dividend, we would be required to modify the CPO deed or enter into a new CPO deed to issue the number of CPOs necessary to represent the Series A shares issued as a dividend. If the CPO trustee receives a distribution in a form other than cash or additional Series A shares, the CPO trustee will make the distribution pursuant to the instructions of the technical committee.

Changes Affecting the CPOs

As set forth in the CPO trust, the CPO trustee will, pursuant to the instructions of the technical committee, release additional CPOs or call for the surrender of outstanding CPOs to be exchanged for new CPOs should the following circumstances occur:

●	a split or a consolidation of our Series A shares;

●	a capitalization affecting, or redemption of, our Series A shares;

●	any other reclassification or restructuring of our Series A shares; or

●	any merger, consolidation, or spin-off.

The CPO trustee, as instructed by the technical committee, will also decide if any changes or required amendments must be made to the CPO trust agreement and the CPO trust deeds. If the CPO deed does not allow us to cause additional CPOs to be released in an amount sufficient to represent the Series A shares necessary to reflect the corporate events specified above, we will need to modify the CPO deed or enter into a new CPO deed that will permit us to issue the number of CPOs necessary to represent the Series A shares that reflect any such event. If we consolidate our capital stock in a way that is no longer consistent with the structure of the CPO trust, the CPO trustee, as instructed by the CPO trust’s technical committee, will determine how the corpus of the CPO trust should be modified to reflect such consolidation. If we call for a redemption of the Series A shares held in the CPO trust, the CPO trustee will follow the instructions of the CPO trust’s technical committee, and will act pursuant to applicable law, to determine which CPOs will be redeemed, in a number equal to the number of Series A shares held in the CPO trust called for redemption. The CPO trustee will then pay the holders of the redeemed CPOs their proportional share of the consideration.

Voting of the Series A shares

Holders of CPOs are not entitled to exercise any voting rights with respect to our Series A shares held by the CPO trustee. Voting rights attributable to Series A shares underlying CPOs are exercisable only by the CPO trustee.

With respect to any matters that are resolved at a general ordinary or extraordinary shareholders’ meeting, the CPO trustee will vote the corresponding Series A shares underlying CPOs in the same manner as the majority of the outstanding Series A shares voted at the relevant meeting.

Administration of the CPO Trust

The CPO trustee administers the CPO trust under the direction of a CPO technical committee. The CPO technical committee is comprised of three members: two appointed by us and one appointed by the common representative of the holders of CPOs. Actions taken by the CPO technical committee must be approved by a majority vote of committee members. The CPO technical committee can also act without a meeting, if it has unanimous consent of its members. Among other matters, the CPO technical committee has the authority to instruct the CPO trustee to increase the maximum number of CPOs that may be issued, appoint a representative to vote the Series A shares deposited in the CPO trust and resolve questions not addressed in the CPO trust.

The Common Representative. We appointed Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as the common representative of the holders of CPOs. The duties of the common representative include, among others:

●	verification of the due execution and terms of the CPO trust;

●	verification of the existence of the Series A shares being held in the CPO trust;

●	authentication, by its signature, of the certificates evidencing the CPOs;

●	exercise the rights of CPO holders in connection with the payment of any dividend to which they are entitled;

●	undertaking of any other action required to protect the rights, actions or remedies to which they are entitled;

●	calling and presiding over general meetings of CPO holders; and

●	execution of decisions adopted at general meetings of CPO holders.

The common representative may ask the CPO trustee for all information and data necessary to satisfy its duties. The CPO holders may, by resolution at a general CPO holders’ meeting, revoke the appointment of the common representative, appoint a substitute common representative or instruct the common representative to take certain actions regarding the CPO trust.

General Meetings of CPO Holders. Under Mexican law, any individual holder or group of holders holding at least 10% of the outstanding CPOs may ask the common representative to call a general meeting of all CPO holders. The request must include the proposed agenda for the meeting. At least ten days before the relevant meeting, the common representative must publish announcements of the CPO general meetings in the Official Gazette of the Federation and in one of the newspapers of the domicile of the CPO Trustee. The announcement must include the meeting’s agenda.

In order for CPO holders to attend CPO general meetings, they must request a receipt of deposit from Indeval for their certificates and a certificate from the relevant custodian at least two days before the meeting.

At CPO general meetings, CPO holders will have one vote. Resolutions must be approved by a majority vote of the holders of CPOs present. A quorum is required at these meetings. For a meeting held upon first notice of the meeting, a quorum is met by holders representing at least a majority of the outstanding CPOs. If no quorum is present on first call, any CPO holders present at a subsequently called CPO general meeting will constitute a quorum. Duly adopted resolutions will bind all CPO holders, including absent and dissenting holders.

Some special matters must be approved by holders at a special CPO general meeting. These matters include the appointment and removal of the common representative and the granting of consents or waivers and the amendment of the CPO trust deed. At these special meetings, holders of at least 75% of the outstanding CPOs must be present to constitute a quorum at the first call. Resolutions with respect to these special matters must be approved by the majority vote of the CPOs entitled to exercise their vote at this meeting. If a quorum is not present, a reconvened special meeting may be called. At this reconvened meeting, a majority of the CPOs present, regardless of the percentage of outstanding CPOs represented at such meeting, may take action, by majority of holders of CPOs present.

Enforcement of Rights of CPO Holders

With certain limitations, CPO holders may individually and directly exercise certain rights by instituting a proceeding in a Mexican court of law. These rights include:

●	the right to cause the CPO trustee to distribute dividends or other distributions it has received;

●	the right to cause the common representative to enforce and protect rights of CPO holders; and

●	the right to bring action against the common representative, for civil liabilities in the event of willful misconduct.

Disputes may only be submitted to courts located in Mexico City. All parties to the CPO trust agreement, including CPO holders, expressly agree that they will not submit disputes to courts located elsewhere.

Any non-Mexican who holds CPOs has agreed not to invoke the protection of its government. If a non-Mexican holder of CPOs invokes this protection, it will forfeit its CPOs to the Mexican government.

Termination of the CPO Trust

The CPO trust agreement and the CPOs issued by the CPO trustee thereunder will expire 50 years after the date of execution of the CPO trust agreement, which is the maximum term permitted by Mexican law. At that time, the CPO trustee, pursuant to the instruction of the CPO trust’s Technical Committee, will (i) sell the Series A shares in the CPO trust, and then distribute the proceeds to CPO holders on a pro rata basis, (ii) extend the period for the CPO trust agreement, or (iii) create a new trust similar to the CPO trust to which it will transfer all of the Series A shares underlying their CPOs, so that the non-Mexican holders may be the beneficiaries of economic rights in respect of such shares on a pro rata basis.

Fees of the CPO Trustee and the Common Representative

We will pay the fees of the CPO trustee for the administration of the CPO trust and the fees of the common representative.

Description of American Depositary Shares

The following is a summary of the material terms of the ADS deposit agreement. This description may not contain all of the information that is important to you. To understand it fully, you should read the ADS deposit agreement. The following descriptions are qualified in their entirety by reference to the ADS deposit agreement. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, also referred to as ADSs. Each ADS represents ten CPOs (or a right to receive ten CPOs) deposited with Indeval, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286.

ADSs may be held either (a) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

We will not treat ADS holders as one of our shareholders and ADS holders will not have shareholder rights under Mexican law and our by-laws. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives in respect of the underlying CPOs or other deposited securities, after deducting its fees and expenses described below. ADS holders will receive these distributions in proportion to the number of CPOs their ADRs represent.

Cash Dividends and Distributions. The depositary will convert any cash dividend or other cash distribution we pay on the shares underlying the applicable CPOs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any Mexican government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the depositary can only convert a portion of the cash dividend into U.S. dollars, it can either distribute the unconverted portion in the foreign currency or hold the foreign currency on the account of the ADS holders. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some or all of the value of the distributions. Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

Share Dividends and Distributions. The depositary may distribute additional ADSs representing any additional CPOs issued as a result of our issuing a share dividend or distribution. The depositary will only distribute whole ADSs. It will sell CPOs or Series A Shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new CPOs. The depositary may sell a portion of the distributed CPOs or Series A shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional CPOs. If the CPO trustee offers CPO holders any rights to subscribe for additional CPOs or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. Under current Mexican law, preemptive rights with respect to our common stock may not be sold apart from the applicable shares. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them. If the depositary makes rights to purchase CPOs available to ADS holders, it will exercise the rights and purchase the CPOs on their behalf. The depositary will then deposit the CPOs and deliver ADSs to the applicable holders. It will only exercise rights if holders pay it the exercise price and any other charges required by the terms of the rights. U.S. securities laws may restrict transfers and cancellation of the ADSs representing CPOs purchased upon exercise of rights. For example, holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else the CPO trustee distributes on deposited securities by any means it determines to be legal, fair and practical. If the depositary determines that it cannot make the distribution in a legal, fair and practical manner, it may sell the distributed assets and distribute the net proceeds, in the same way as it does with cash or determine to hold the distributed assets, in which case ADSs will also represent the newly distributed assets. However, the depositary is not required to distribute any securities (other than ADSs) unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Unlawful or Impracticable Distributions. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, CPOs, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, CPOs, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our common stock or any value for such distributions if it is illegal or impractical for us to make them available to such holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs upon the deposit of CPOs or evidence of rights to receive CPOs with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names requested and will deliver the ADSs to the persons requested.

Upon surrender of ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the CPOs and any other deposited securities underlying the surrendered ADSs to the person surrendering the ADSs or a person designated by them at the office of the custodian or, at the holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible; provided, however, that non-Mexican holders may not hold Series A shares directly, but will hold CPOs representing a financial interest in such Series A shares as described in this prospectus.

Voting Rights

ADS holders have no voting rights and do not have the power to instruct the depositary to vote the shares underlying the CPOs underlying such ADSs.

Fees and Expenses

The following table sets forth the applicable fees for various services, transactions and activities related to the ADSs.

Persons Depositing CPOs or ADR Holders Must Pay:	For:
U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of CPOs or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$0.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been CPOs and the CPOs had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
U.S.$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of CPOs on our CPO register to or from the name of the depositary or its agent when you deposit or withdraw CPOs
Expenses of the depositary	Conversion of foreign currency to U.S. dollars
Expenses of the depositary	Cable, telex and facsimile transmission (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADSs or CPOs underlying ADSs, for example, stock transfer taxes, stamp duty or withholding taxes, any charges incurred by the depositary or its agents for servicing deposited securities. The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

As necessary

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to ADS holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. ADS holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay or distribute to applicable ADS holder any proceeds or property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If We:	Then:
Change the nominal or par value of the CPOs	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
Reclassify, split up or consolidate any of the deposited securities	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask ADR holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Distribute securities on the CPOs that are not distributed to ADS holders
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs for any reason without the consent of the ADS holders. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify ADS holders at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise ADS holders that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver CPOs and other deposited securities upon surrender of ADSs. Four months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Shareholder Communications and Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us or the CPO trustee as a holder of deposited securities that we or the COP trustee make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

●	are not liable if either of us exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on an ADR holder’s behalf or on behalf of any other party; and

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution of ADSs, or permit withdrawal of CPOs, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any CPOs or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary, the CPO trustee or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

ADS Holders’ Right to Receive the CPOs Underlying ADSs

ADS holders have the right to surrender their ADSs and withdraw the underlying CPOs at any time except:

●	when temporary delays arise because: (i) the depositary or the CPO trustee has closed its transfer books or we have closed our transfer books; (ii) the transfer of CPOs is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our common stock or any other security deposited with the CPO trustee;

●	if the ADS holder owes money to pay fees, taxes and similar charges; and

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of CPOs or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying CPOs. This is called a pre-release of the ADSs. The depositary may also deliver CPOs upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying CPOs are delivered to the depositary. The depositary may receive ADSs instead of CPOs to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the CPOs or ADSs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Description of Rights Offerings to Subscribe for CPOs in the form of ADSs

We may issue CPOs in the form of ADSs to existing shareholders pursuant to rights offerings. In connection with any rights offering, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of any rights offering will be set forth in a prospectus supplement which, will describe, among other things:

●	the exercise price;

●	the number of shares of our CPOs in the form of ADSs purchasable upon exercise of each right;

●	the procedures for exercising the right;

●	the date upon which the exercise of rights will commence;

●	the expiration date;

●	the extent to which the rights are transferable;

●	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed CPOs in the form of ADSs;

●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the rights offering; and

●	any other material terms of the rights offering.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, Shearman & Sterling LLP, our United States counsel, will pass upon the validity under New York law of the ADSs, and Mijares, Angoitia, Cortés y Fuentes, S.C. will pass upon the validity of the Series A shares and the CPOs.

EXPERTS

The consolidated financial statements of Controladora Vuela Compañía de Aviación, S.A.B. de C.V appearing in Controladora Vuela Compañía de Aviación, S.A.B. de C.V ‘s Annual Report (Form 20-F) for the year ended December 31, 2019, and the effectiveness of Controladora Vuela Compañía de Aviación, S.A.B. de C.V ‘s internal control over financial reporting as of December 31, 2019 have been audited by Mancera, S.C., independent registered public accounting firm and a member practice of Ernst & Young Global Limited, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS ON DISPLAY

We file reports, including this prospectus, with the SEC under the Securities Act. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Controladora Vuela Compañía de Aviación, S.A.B. de C.V. at the address below or calling +52-55-5261-6400.

Controladora Vuela Compañía de Aviación, S.A.B. de C.V.
Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B
Colonia Zedec Santa Fe
Mexico, Mexico City, 01210
Attention: Investor Relations
Email: ir@volaris.com

You may read and copy all or any portion of this registration statement or other information in the SEC’s public reference room at 100 F. Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Any filings we make are also available to the public over the Internet at the SEC’s website at www.sec.gov and at our website at www.ir.volaris.com. (This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information on our website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this registration statement.)

Ordinary Participation Certificates
in the form of American Depositary Shares

Rights Offerings to Subscribe for Ordinary Participation Certificates in the form of American Depositary Shares

PROSPECTUS

October 7, 2020

Ordinary Participation Certificates
in the form of American Depositary Shares

PROSPECTUS SUPPLEMENT

Morgan Stanley	Evercore ISI	Santander	Citigroup
BofA Securities

December 8, 2020